Exhibit 10.1

Conformed Through First Amendment

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) IS THE TYPE THAT DARIOHEALTH CORP. TREATS AS PRIVATE OR CONFIDENTIAL. OMISSIONS ARE DENOTED IN BRACKETS WITH ASTERISKS THROUGHOUT THIS EXHIBIT.

CREDIT AGREEMENT

among

DarioHEALTH CORP.

as Borrower,

Callodine Commercial Finance, LLC,
as Agent, Sole Lead Arranger and Sole Bookrunner,

and

the financial institutions party hereto from time to time as Lenders

Dated as of April 30, 2025

Table of Contents

Page

Section 1	Definitions; Interpretation.	1
1.1	Definitions	1
1.2	Interpretation	15

Section 2	Credit Facility.	16
2.1	Term Loan Commitments	16
2.2	Loan Procedures	16
2.2.1	Initial Advance.	16
2.2.2	Tranche B Term Loan.	16
2.2.3	Tranche C Term Loan.	16
2.3	Commitments Several	16
2.4	Indebtedness Absolute; No Offset; Waiver	17
2.5	Loan Accounting	17
2.5.1	Recordkeeping	17
2.5.2	Notes	18
2.6	Payment of Interest	18
2.6.1	Interest Rates	18
2.6.2	Payments of Interest and Principal	19
2.7	Fees	19
2.8	Prepayment	19
2.8.1	Mandatory Prepayment	19
2.8.2	Voluntary Prepayment	20
2.9	Repayment of Term Loan	21~~20~~
2.9.1	Payment Dates	21~~20~~
2.9.2	Principal	21
2.10	Payment	21
2.10.1	Making of Payments	21
2.10.2	Application of Payments and Proceeds	21
2.10.3	Set-off	22~~21~~
2.10.4	Proration of Payments	22

Section 3	Yield Protection.	22
3.1	Taxes	22
3.2	Increased Cost	24
3.3	[Reserved	26~~25~~
3.4	Manner of Funding; Alternate Funding Offices	26
3.5	Conclusiveness of Statements; Survival	26

Section 4	Conditions Precedent.	26
4.1	Prior Debt	26
4.2	General	26
4.3	Fees	28
4.4	Representations, Warranties, Defaults	28
4.5	Diligence	28
4.6	Corporate Matters	28
4.7	Closing Date Warrant	29~~28~~
4.8	No Material Adverse Effect	29~~28~~

Section 5	Representations and Warranties.	29
5.1	Organization	29
5.2	Authorization; No Conflict	29
5.3	Validity; Binding Nature	29
5.4	Financial Condition	30~~29~~
5.5	[Reserved].	30
5.6	Litigation	30
5.7	Ownership of Properties; Liens	30
5.8	Capitalization	30
5.9	Pension Plans	30
5.10	Investment Company Act	31~~30~~
5.11	No Default	31
5.12	Margin Stock	31
5.13	Taxes	31
5.14	Solvency	31
5.15	Environmental Matters	31
5.16	Insurance	32~~31~~
5.17	Information	32
5.18	Intellectual Property; Products and Services	32
5.19	Restrictive Provisions	33
5.20	Labor Matters	33
5.21	Material Contracts	33
5.22	Compliance with Laws; Health Care Laws	33
5.23	Existing Indebtedness; Investments, Guarantees and Certain Contracts	34
5.24	Affiliated Agreements	34
5.25	Names; Locations of Offices, Records and Collateral; Deposit Accounts	35~~34~~
5.26	Non-Subordination	35
5.27	Broker's or Finder's Commissions	35
5.28	Anti-Terrorism; OFAC	35
5.29	Security Interest	36~~35~~
5.30	Survival	36

Section 6	Affirmative Covenants.	36
6.1	Information	36
6.1.1	Annual Report	36
6.1.2	Interim Reports	36
6.1.3	Quarterly Review Meeting	37
6.1.4	[Reserved]	37
6.1.5	Compliance Certificate	37
6.1.6	Reports to Governmental Authorities and Shareholders	37
6.1.7	Notice of Default; Litigation	37
6.1.8	Projections	39~~38~~
6.1.9	Updated Schedules to Guarantee and Collateral Agreement	39
6.1.10	Other Information	39
6.2	Books; Records; Inspections	39
6.2.1	Maintain Books and Records	39
6.2.2	Access by the Agent etc.	39
6.3	Conduct of Business; Maintenance of Property; Insurance	40
6.4	Compliance with Laws; Payment of Taxes and Liabilities	41
6.5	Maintenance of Existence	41
6.6	Employee Benefit Plans	42~~41~~

6.6.1	Pension Plans	42~~41~~
6.7	Environmental Matters	42
6.8	Further Assurances	42
6.9	Compliance with Health Care Laws	42
6.10	Cure of Violations	43
6.11	Corporate Compliance Program	44~~43~~
6.12	Payment of Debt	44
6.14	Board Observation	45~~44~~
6.15	Post Closing Covenants:	46~~45~~

Section 7	Negative Covenants.	46
7.1	Debt	46
7.2	Liens	47
7.3	Dividends; Redemption of Equity Interests	48
7.4	Mergers; Consolidations; Asset Sales	49~~48~~
7.5	Modification of Organizational Documents	49
7.6	Use of Proceeds	49
7.7	Transactions with Affiliates	50~~49~~
7.8	Inconsistent Agreements	50~~49~~
7.9	Business Activities	50
7.10	Investments	50
7.11	Restriction of Amendments to Certain Documents	51
7.12	Fiscal Year	51
7.13	Financial Covenants	52~~51~~
7.13.1	Minimum Consolidated Unencumbered Liquid Assets	52~~51~~
7.13.2	Minimum Total Revenue	52~~51~~
7.13.3	Minimum Adjusted EBITDA	52
7.14	Deposit Accounts	54~~53~~
7.15	Subsidiaries	54~~53~~
7.16	Regulatory Matters	54~~53~~
7.17	Name; Permits; Dissolution; Insurance Policies; Disposition of Collateral; Taxes; Trade Names; Location of Assets; Change of Chief Executive Office	54
7.18	Truth of Statements	55~~54~~

Section 8	Events of Default; Remedies.	55~~54~~
8.1	Events of Default	55~~54~~
8.1.1	Non-Payment of Credit	55~~54~~
8.1.2	Default Under Other Debt	55~~54~~
8.1.3	Bankruptcy; Insolvency	55
8.1.4	Non-Compliance with Loan Documents	56~~55~~
8.1.5	Representations; Warranties	56
8.1.6	Pension Plans	56
8.1.7	Judgments	57~~56~~
8.1.8	Invalidity of Loan Documents or Liens	57~~56~~
8.1.9	Invalidity of Subordination Provisions	57~~56~~
8.1.10	Change of Control	57~~56~~
8.1.11	Certificate Withdrawals, Adverse Test or Audit Results, and Other Matters	57
8.1.12	Material Adverse Effect	58~~57~~
8.2	Remedies	58~~57~~

Section 9	Agent.	59~~58~~
9.1	Appointment; Authorization	59~~58~~
9.2	Delegation of Duties	59~~58~~
9.3	Limited Liability	59~~58~~
9.4	Reliance	60~~59~~
9.5	Notice of Default	60~~59~~
9.6	Credit Decision	60~~59~~
9.7	Indemnification	61~~60~~
9.8	Agent Individually	61~~60~~
9.9	Successor Agent	61~~60~~
9.10	Collateral and Guarantee Matters	62~~61~~
9.11	Intercreditor and Subordination Agreements.	62~~61~~
9.12	Actions in Concert	63~~62~~

Section 10	Miscellaneous.	63~~62~~
10.1	Waiver; Amendments	63~~62~~
10.2	Notices	64~~63~~
10.3	Computations	64~~63~~
10.4	Costs; Expenses	64~~63~~
10.5	Indemnification by Borrower	64
10.6	Marshaling; Payments Set Aside	65~~64~~
10.7	Non-liability of Lenders	65~~64~~
10.8	Assignments	66~~65~~
10.8.1	Assignments	66~~65~~
10.9	Participations	67~~66~~
10.10	Confidentiality	67
10.11	Captions	68~~67~~
10.12	Nature of Remedies	68~~67~~
10.13	Counterparts; Electronic Signatures	68
10.14	Severability	69~~68~~
10.15	Entire Agreement	69~~68~~
10.16	Successors; Assigns	69~~68~~
10.17	Governing Law	69~~68~~
10.18	Forum Selection; Consent to Jurisdiction	69~~68~~
10.19	Waiver of Jury Trial	70~~69~~
10.20	Patriot Act	70~~69~~
10.21	Independent Nature of Relationship	70~~69~~

Annexes

Annex I	Commitments and Pro Rata Term Loan Shares

Exhibits
Exhibit A	Form of Assignment Agreement
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Note

Schedules

Schedule 1.1(a)	IIA Funded IP
Schedule 1.1(b)	IIA Undertaking
Schedule 4.1	Prior Debt
Schedule 5.1	Jurisdictions of Qualification
Schedule 5.7	Ownership of Properties; Liens
Schedule 5.8	Capitalization
Schedule 5.16	Insurance
Schedule 5.18(a)	Borrower’s Registered Intellectual Property
Schedule 5.18(b)	Products and Required Permits
Schedule 5.21	Material Contracts
Schedule 5.25A	Names
Schedule 5.25B	Places of Business
Schedule 5.27	Broker’s Commissions
Schedule 7.7	Transactions with Affiliates
Schedule 7.14	Deposit Accounts

CREDIT AGREEMENT

This Credit Agreement (as may be amended, restated, supplemented, or otherwise modified from time to time, this “Agreement”) dated as of April 30, 2025 (the “Closing Date”), among DARIOHEALTH CORP., a Delaware corporation (“Borrower”), the financial institutions party hereto from time to time as lenders (each a “Lender” and collectively, the “Lenders”) and CALLODINE COMMERCIAL FINANCE, LLC, a Delaware limited liability company (in its individual capacity, “Callodine”), as Agent for all Lenders.

In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

Section 1                     Definitions; Interpretation.

1.1               Definitions.

When used herein the following terms shall have the following meanings:

Account Control Agreement means, individually and collectively, any account control agreement, account bank agreement or similar agreement(s) entered into from time to time at Agent’s request, among a Loan Party, Agent and any third party bank or financial institution in any jurisdiction at which such Loan Party maintains a Deposit Account.

Acquisition means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the capital stock, share capital partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, (c) the acquisition of a product license or a product line, or (d) a merger, amalgamation or consolidation or any other combination (other than a merger, amalgamation, consolidation or combination that effects a Disposition) with another Person (other than a Person that is already a Subsidiary).

Adjusted EBITDA means, for any Person and its Subsidiaries for any period, (x) Consolidated Net Income for such period plus, (y) to the extent deducted in determining Consolidated Net Income for such period (and without duplication), (i) Interest Expense, (ii) income tax expenses (including tax accruals), (iii) depreciation and amortization expense, (iv) non-cash expenses relating to equity based compensation or purchase accounting, (v) non-recurring expenses or charges incurred in connection with this Agreement, and (vi) other non-recurring and/or non-cash expenses or charges approved by the Agent in its reasonable discretion.

Affiliate of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any managing member, manager, officer or director of such Person and (c) with respect to any Lender, any entity administered or managed by such Lender or an Affiliate or investment advisor thereof which is engaged in making, purchasing, holding or otherwise investing in commercial loans. For purposes of the definition of the term “Affiliate”, a Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote ten percent (10%) or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities, by contract or otherwise. Unless expressly stated otherwise herein, neither Agent nor any Lender shall be deemed an Affiliate of Borrower, any Loan Party or any Affiliate thereof.

Agent means Callodine in its capacity as administrative and collateral agent for all Lenders hereunder and any successor thereto in such capacity.

Agreement shall have the meaning set forth in the Preamble.

Approved Fund means (a) any fund, trust or similar entity that invests in commercial loans in the ordinary course of business and is advised or managed by (i) a Lender, (ii) an Affiliate of a Lender, (iii) the same investment advisor that manages a Lender or (iv) an Affiliate of an investment advisor that manages a Lender or (b) any finance company, insurance company or other financial institution which temporarily warehouses loans for any Lender or any Person described in clause (a) above.

Assignment Agreement means an agreement substantially in the form of Exhibit A.

Authorization shall have the meaning set forth in Section 5.22(b).

Bank Leumi Liens means those certain Liens on the assets of Israeli Subsidiary that are charged under the charges recorded with the Israeli Companies Registrar as charges nos. 3, 6, 7 and 16 in favor of Bank Leumi L’eIsrael, as long as such charges remain in effect.

Board means Borrower’s board of directors or such similar governing body.

Borrower shall have the meaning set forth in the Preamble.

Business Day means any day on which commercial banks are open for commercial banking business in Dallas, Texas; provided that, with respect to any determination of the Term SOFR Reference Rate, Business Day shall exclude any day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

Callodine has the meaning set forth in the Preamble.

Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP in respect of any Person incorporated in the United States of America, is accounted for as a capital lease and as a liability on the balance sheet of such Person.

Cash Equivalent Investment means, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, or corporate demand notes, in each case (unless issued by a Lender or its holding company) rated at least “A-l” by Standard & Poor’s Ratings Group or “P-l” by Moody’s Investors Service, Inc., (c) any certificate of deposit (or time deposit represented by a certificate of deposit) or banker’s acceptance maturing not more than one year after such time, or any overnight Federal funds transaction that is issued or sold by any Lender (or by a commercial banking institution that is a member of the Federal Reserve System or is a U.S. branch of a foreign banking institution and has a combined capital and surplus and undivided profits of not less than $500,000,000), (d) any repurchase agreement entered into with any Lender (or commercial banking institution of the nature referred to in clause (c) above) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than one-hundred percent (100%) of the repurchase obligation of such Lender (or other commercial banking institution) thereunder, (e) money market accounts or mutual funds which invest exclusively or substantially in assets satisfying the foregoing requirements, (f) cash, and (g) other short term liquid investments approved in writing by Agent.

Change of Control means the occurrence of any of the following, unless such action has been consented to in advance in writing by Agent in its sole discretion:

(i)                 any Person acquires the direct or indirect ownership of more than fifty percent (50%) of the issued and outstanding total combined voting Equity Interests of Borrower;

(ii)               Borrower shall at any time fail to own, directly or indirectly, one hundred percent (100%) of the Equity Interests of each of its Subsidiaries;

(iii)             (v) any “change in/of control” or “sale” or “disposition” or “merger” or “amalgamation” or similar event as defined in any certificate of incorporation or memorandum and articles of association of Borrower or in any document governing indebtedness of any Loan Party (other than any Loan Documents) in excess of $250,000, individually or in the aggregate which gives the holder of such indebtedness the right to accelerate or otherwise require payment of such indebtedness prior to the maturity date thereof;

(iv)              the sale of all or substantially all of the assets of Borrower or any of its Subsidiaries, or any merger, amalgamation, consolidation or acquisition by Borrower or any of its Subsidiaries which does not result in such Person being the sole surviving entity; or

(v)                a Key Person Event.

CLIA means (a) the Clinical Laboratory Improvement Act of 1967, as the same may be amended, modified or supplemented from time to time, including without limitation the Clinical Laboratory Improvement Amendments, 42 U.S.C. § 263a et seq. (“CLIA 88”), and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder, or (b) any equivalent state statute (and any and all rules or regulations promulgated from time to time thereunder) recognized by the relevant Governmental Authority as (x) having an “Equivalency” (as defined by CLIA) to CLIA, and (y) offering a compliance and regulatory framework that is applicable to a Person in such state in lieu of CLIA.

Closing Date shall have the meaning set forth in the Preamble.

CMS means the Centers for Medicare and Medicaid Services of the United States of America.

Closing Date Warrant means, collectively, each of those certain warrants issued to each Lender by Borrower on the Closing Date.

Closing Fee shall have the meaning set forth in Section 2.7(a).

COC Prepayment Fee has the meaning set forth in Section 2.8.2(c) hereof.

Collateral has the meaning set forth in the Guarantee and Collateral Agreement.

Collateral Access Agreement means an agreement in form and substance reasonably satisfactory to Agent pursuant to which a mortgagee or lessor of real property on which Collateral (or any books and records) is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory or other property owned by any Loan Party, acknowledges the Liens of Agent and waives (or, if approved by Agent, subordinates) any Liens held by such Person on such property, and, in the case of any such agreement with a mortgagee or lessor, permits Agent reasonable access to any Collateral stored or otherwise located thereon.

Collateral Documents means, collectively, the Guarantee and Collateral Agreement, IP Security Agreement, any Collateral Access Agreement, any mortgage delivered in connection with the Loan from time to time, the Israeli Security Documents, each Account Control Agreement, if any, and each other agreement or instrument pursuant to or in connection with which any Loan Party or any other Person grants a Lien in any Collateral to Agent for the benefit of Agent and Lenders, each as amended, restated or otherwise modified from time to time.

Commitment means, as to any Lender, such Lender’s Pro Rata Term Loan Share.

Compliance Certificate means a certificate substantially in the form of Exhibit B.

Consolidated Unencumbered Liquid Assets means as of any date of determination (i) any Cash Equivalent Investment owned by Loan Parties, on a consolidated basis, which are not the subject of any Lien or other arrangement with any creditor to have its claim satisfied out of the asset (or proceeds thereof) prior to the general creditors of Borrower and such Subsidiaries other than the Lien for the benefit of Agent and Lenders, minus (ii) the aggregate amount of Borrower’s accounts payable which are unpaid more than ninety (90) days beyond trade terms consistent with Borrower’s past practice.

Contingent Obligation means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person’s obligation in respect of any Contingent Obligation shall be deemed to be the amount for which the Person obligated thereon is reasonably expected to be liable or responsible.

Contract Rate means a rate per annum equal to (i) the Term SOFR Rate plus (ii) seven and three-quarters of one percent (7.75%).

Controlled Group means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with a Loan Party, are treated as a single employer under Section 414 of the IRC or Section 4001 of ERISA.

Controlled Substances Act means the Drug Abuse Prevention and Control Act; Title 21 of the United States Code, 13 U.S.C, as amended from time to time.

Copyrights has the meaning set forth in the Guarantee and Collateral Agreement.

DEA means the Federal Drug Enforcement Administration of the United States of America.

Debt of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business and royalty payments or cash milestone payments made or to be made by such Person from time to time in connection with an Acquisition), (e) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person (with the amount thereof being measured as the lesser of (x) the aggregate unpaid amount of such indebtedness and (y) the fair market value of such property), (f) all reimbursement obligations, contingent or otherwise, with respect to letters of credit (whether or not drawn), banker’s acceptances and surety bonds issued for the account of such Person, other than obligations that relate to trade accounts payable in the ordinary course of business, (g) all Hedging Obligations of such Person, (h) all Contingent Obligations of such Person in respect of Debt of others, (i) all indebtedness of any partnership of which such Person is a general partner except to the extent such Person is not liable for such Debt, and (j) all obligations of such Person under any synthetic lease transaction, where such obligations are considered borrowed money indebtedness for tax purposes but the transaction is classified as an operating lease in accordance with GAAP.

Debtor Relief Law means, collectively: (a) Title 11 of the United States Code, 11 U.S.C. § 101 et. seq., as amended from time to time, and (b) all other United States or foreign applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, administration, reorganization or similar debtor relief laws from time to time in effect affecting the rights of creditors generally, in each case as amended from time to time.

Default means any event that, if it continues uncured, will, with the lapse of time or the giving of notice or both, constitute an Event of Default.

Default Rate means a rate per annum equal to the lesser of (i) three percent (3%) over the Contract Rate, or (ii) the maximum rate of interest permitted to be charged by applicable laws, directives or regulations governing this Agreement until paid.

Departing Lender means Avenue Venture Opportunities Fund, L.P.

Departing Lender Liens means those certain Liens on the assets of Israeli Subsidiary that are charged under the charges recorded with the Israeli Companies Registrar as charges nos. 14 and 15 in favor of Departing Lender.

Deposit Account means, individually and collectively, any bank or other depository accounts of a Loan Party.

Disposition means, as to any asset or right of any Loan Party, (a) any sale, lease, assignment or other transfer (other than to any other Loan Party), but specifically excluding any license or sublicense, (b) any loss, destruction or damage thereof or (c) any condemnation, expropriation, confiscation, requisition, seizure or taking thereof, in each case excluding (i) the sale of inventory or Product in the ordinary course of business, (ii) any issuance of Equity Interests by Borrower, (iii) any Disposition of obsolete or unused equipment, (iv) the sale, lease, license, transfer or other disposition of property among Loan Parties and (v) any other Disposition where the Net Cash Proceeds of any sale, lease, assignment, transfer, condemnation, expropriation, confiscation, requisition, seizure or taking do not in the aggregate exceed $500,000 in any Fiscal Year.

Division means, with respect to any Person which is an entity, the division of such Person into two (2) or more separate such Persons, with the dividing Person either continuing or terminating its existence as part of such division, including as contemplated under Section 18-217 of the Delaware Limited Liability Act for limited liability companies formed under Delaware law, or any analogous action taken pursuant to any other applicable law with respect to any corporation, limited liability company, partnership or other entity. The word “Divide,” when capitalized, shall have a correlative meaning.

Dollar and $ mean lawful money of the United States of America.

Drug Application means a new drug application, an abbreviated drug application, or a product license application for any Product, as appropriate, as those terms are defined in the FDA Law and Regulation.

Elapsed Period has the meaning set forth in Section 2.9.1(a).

Environmental Claims means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment or any Person or property.

Environmental Laws means all present or future foreign, federal, state or local laws, statutes, common law duties, rules, regulations, directives, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case relating to any matter arising out of or relating to the effect of the environment on health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, release, control or cleanup of any Hazardous Substance.

Equity Interests means, with respect to any Person, its equity ownership interests, its common stock and any other capital stock or other equity ownership units of such Person authorized from time to time, its share capital, and any other shares, options, interests, participations or other equivalents (however designated) of or in such Person, whether voting or nonvoting, including, without limitation, common stock, options, warrants, preferred stock, phantom stock, membership units (common or preferred), stock appreciation rights, membership unit appreciation rights, convertible notes or debentures, SAFE’s or similar instruments, stock purchase rights, membership unit purchase rights and all securities convertible, exercisable or exchangeable, in whole or in part, into any one or more of the foregoing.

ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

Event of Default means any of the events described in Section 8.1.

Excluded Taxes has the meaning set forth in Section 3.1(a).

Exempt Accounts means any Deposit Accounts, securities accounts or other similar accounts (i) into which there are deposited no funds other than those intended solely to cover compensation or salary to employees of the Loan Parties (and related contributions to be made on behalf of such employees to health and benefit plans) plus balances for outstanding checks for compensation or salary and such contributions from prior periods; (ii) constituting employee withholding accounts and contain only funds deducted from pay otherwise due to employees for services rendered to be applied toward the Tax obligations of such Person or its employees, or (iii) into which there are deposited no funds other than those received in trust or in escrow, or as cash collateral to secure performance.

Exit Fee has the meaning set forth in Section 2.7(b).

FATCA means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the IRC, any fiscal, Tax or regulatory legislation, rules or official practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of Sections 1471 through 1474 of the IRC and any current or future regulations promulgated thereunder and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities implementing such Section of the IRC (including, for greater certainty, Part XVIII of the Tax Act).

FD&C Act means the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §§ 301 et seq., as amended, and all applicable regulations or guidance promulgated by the FDA.

FDA means the Food and Drug Administration of the United States of America.

FDA Law and Regulation means the provisions of the FD&C Act and all applicable regulations or guidance promulgated by the FDA.

FDA Products means any finished products sold by any Loan Party for itself or for a third party that are subject to applicable Health Care Laws.

Federal Funds Effective Rate means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding day on which commercial banks are open for commercial banking business in New York, New York, by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 1.00%.

Fiscal Quarter means a calendar quarter of a Fiscal Year.

Fiscal Year means the fiscal year of Borrower, which period shall be the twelve (12) month period ending on December 31 of each year.

Foreign Lender means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the IRC.

FRB means the Board of Governors of the Federal Reserve System or any successor thereto.

GAAP means generally accepted accounting principles in effect in the United States of America set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

Governmental Authority means any nation or government, any state or other political subdivision thereof, and any agency, branch of government, department or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other Person owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing, whether domestic or foreign. Governmental Authority shall include any agency, branch or other governmental body charged with the responsibility and/or vested with the authority to administer and/or enforce any Health Care Laws.

Gross Margin Percent means, for the applicable period of measure for Borrower and its Subsidiaries on a consolidated basis, the ratio (expressed as a percentage) of (i) gross profit to (ii) revenue, all as determined in accordance with GAAP.

Guarantee and Collateral Agreement means the Guarantee and Collateral Agreement dated as of the Closing Date executed by each Loan Party signatory thereto in favor of Agent for the benefit of Lenders.

Hazardous Substances means hazardous waste, pollutant, contaminant, toxic substance, oil, hazardous material, chemical or other substance regulated by any Environmental Law.

Health Care Laws mean all foreign, federal and state fraud and abuse laws relating to the regulation of healthcare products, pharmaceutical products, laboratory facilities and services, healthcare providers, healthcare professionals, healthcare facilities, clinical research facilities or healthcare payors in any jurisdiction where Loan Parties operate, including but not limited to (i) the federal Anti-Kickback Statute (42 U.S.C. (§1320a-7b(b))), the Stark Law (42 U.S.C. §1395nn and §1395(q)), the civil False Claims Act (31 U.S.C. §3729 et seq.), TRICARE (10 U.S.C. Section 1071 et seq.), Section 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statues; (ii) the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), as amended by the Health Information, Technology for Economic and Clinical Health Act of 2009, and the regulations promulgated thereunder, (iii) Medicare (Title XVIII of the Social Security Act) and the regulations promulgated thereunder; (iv) Medicaid (Title XIX of the Social Security Act) and the regulations promulgated thereunder; (v) the FD&C Act and all applicable requirements, regulations and guidances issued thereunder by the FDA (including FDA Law and Regulation); (vi) the Controlled Substances Act, as amended, and all applicable requirements, regulations and guidances issued thereunder by the DEA; (vii) [reserved]; (viii) quality, safety and accreditation standards and requirements of all applicable foreign and domestic federal, provincial or state laws, directives, regulations or regulatory bodies; (ix) all applicable licensure laws, directives and regulations; (x) all applicable professional standards regulating healthcare providers, healthcare professionals, healthcare facilities, clinical research facilities or healthcare payors; and (xi) any and all other applicable health care laws (whether foreign or domestic), regulations, directives, manual provisions, policies and administrative guidance, including those related to the corporate practice of medicine, fee-splitting, state anti-kickback or self-referral prohibitions, each of clauses (i) through (xi) as may be amended from time to time.

Hedging Obligation means, with respect to any Person, any liability of such Person under any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices. The amount of any Person’s obligation in respect of any Hedging Obligation shall be deemed to be the incremental obligation that would be reflected in the financial statements of such Person in accordance with GAAP.

IIA means the Israel Innovation Authority of the Israeli Ministry of the Economy.

IIA Consent means the consent by the IIA for recording the collateral over IIA Funded IP.

IIA Funded IP means that certain intellectual property set forth on Schedule 1.1(a) hereto.

IIA Liabilities means any liabilities which may become due to the IIA in connection with the IIA Funded IP pursuant to the R&D Law.

IIA Undertaking means the undertaking to acknowledge, and adhere with, inter-alia, the R&D Law, and the limitations thereunder placed on the IIA Funded IP in the form set forth on Schedule 1.1(b) hereto.

Indemnified Taxes has the meaning set forth in Section 3.1(a).

Intellectual Property has the meaning set forth in the Guarantee and Collateral Agreement.

Inventory has the meaning set forth in the Guarantee and Collateral Agreement.

Investment means, with respect to any Person, (a) the purchase of any debt or equity security of any other Person, (b) the making of any loan or advance to any other Person, (c) becoming obligated with respect to a Contingent Obligation in respect of obligations of any other Person (other than travel and similar advances to employees in the ordinary course of business) or (d) the making of an Acquisition.

IP Security Agreement means the Intellectual Property Security Agreement dated on or about the Closing Date by each Loan Party signatory thereto in favor of Agent for the benefit of Lenders.

IRC means the Internal Revenue Code of 1986, as amended.

IRS means the United States Internal Revenue Service.

Israeli Fixed Charge means that certain fixed charge debenture, governed by the laws of Israel and dated as of the Closing Date, executed by Israeli Subsidiary in favor of Agent, creating a first ranking Israeli law fixed charge over assets of the Israeli Subsidiary, as amended, restated or otherwise modified from time to time.

Israeli Floating Charge means that certain floating charge debenture, governed by the laws of Israel and dated as of the Closing Dave, executed by Israeli Subsidiary in favor of Agent, creating a first ranking Israeli law floating charge over the Charged Assets (as defined therein) of Israeli Subsidiary, as amended, restated, or otherwise modified from time to time.

Israeli Security Documents means collectively, the Israeli Floating Charge in favor of Agent, the Israeli Fixed Charge in favor of Agent and any other Israeli law governed security document entered into from time to time, each as amended, restated, supplemented or otherwise modified from time to time.

Israeli Subsidiary means Labstyle Innovation Ltd.

Key Person means Erez Raphael.

Key Person Event means, unless such actions are consented to in advance in writing by Agent, any Key Person shall no longer serve in their respective, current executive capacity with Borrower, unless such Key Person is replaced within one-hundred eighty (180) days with a person of like qualification and experience to assume the respective responsibilities of such departing Key Person that is reasonably acceptable to Agent.

Legal Costs means, with respect to any Person, all reasonable, duly documented, out-of-pocket fees and charges of any counsel, accountants, auditors, appraisers, consultants and other professionals to such Person, and all court costs and similar legal expenses.

Lenders has the meaning set forth in the Preamble.

Lien means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person which secures payment or performance of any obligation and shall include any mortgage (whether legal or equitable), lien, encumbrance, charge, pledge, assignment by way of security or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

Loan or Loans means, individually and collectively the Term Loan and any other advances made by Agent and Lenders in accordance with the Loan Documents.

Loan Documents means this Agreement, any Notes, any intercreditor agreements, any Subordination Agreement, the Collateral Documents and all documents, instruments and agreements delivered in connection with the foregoing.

Loan Party means Borrower and each of its Subsidiaries.

Margin Stock means any “margin stock” as defined in Regulation T, U or X of the FRB.

Material Adverse Effect means (a) a material adverse change in, or a material and adverse effect upon, the condition (financial or otherwise), operations, assets, business or properties of Loan Parties taken as a whole, (b) a material impairment of the ability of any Loan Party to perform any of its payment Obligations under any Loan Document or (c) a material and adverse effect upon any material portion of the Collateral under the Collateral Documents or upon the legality, validity, binding effect or enforceability against any Loan Party of any material Loan Document.

Material Contract means each “material definitive agreement” identified as such in Borrower’s public filings with the U.S. Securities and Exchange Commission to the extent the loss or termination of any such contract would reasonably be expected to result in a Material Adverse Effect.

Multiemployer Pension Plan means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Borrower or any member of the Controlled Group may have any liability.

Net Cash Proceeds means, with respect to any Disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance and by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by any Loan Party pursuant to such Disposition net of (i) the reasonable direct costs relating to such Disposition (including sales commissions and legal, accounting and investment banking fees, commissions and expenses), (ii) any portion of such proceeds deposited in an escrow account pursuant to the documentation relating to such Disposition (provided that such amounts shall be treated as Net Cash Proceeds upon their release from such escrow account to and receipt by the applicable Loan Party), (iii) Taxes and other governmental costs and expenses paid or reasonably estimated by a Loan Party to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iv) amounts required to be applied to the repayment of any Debt (together with any interest thereon, premium or penalty and any other amount payable with respect thereto) secured by a Lien that has priority over the Lien, if any, of Agent on the asset subject to such Disposition, (v) reserves for purchase price adjustments and retained liabilities reasonably expected to be payable by the Loan Parties in connection therewith established in accordance with GAAP (provided that upon the final determination of the amount paid in respect of such purchase price adjustments and retained liabilities, the actual amount of purchase price adjustments and retained liabilities paid is less than such reserves, the difference shall, at such time, constitute Net Cash Proceeds) and (vi) with respect to any Disposition , all money actually applied within one-hundred eighty (180) days to repair or replace the assets in question or to repair or reconstruct damaged property or property affected by loss, destruction, damage, condemnation, expropriation, confiscation, requisition, seizure or taking, or generally reinvested into Loan Parties, in each case within one-hundred eighty (180) days of the occurrence of such Disposition.

Note means a promissory note substantially in the form of Exhibit C.

Obligations means all liabilities, indebtedness and obligations (monetary (including post-petition interest, allowed or not) or otherwise) of any Loan Party under this Agreement, any other Loan Document or any other document or instrument executed in connection herewith or therewith which are owed to any Lender or Affiliate of a Lender, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due. For the avoidance of doubt, “Obligations” shall include Borrower’s obligation to pay any amounts due under Sections 2.7 and 2.8.2 and payable on such date of determination.

OFAC means the U.S. Department of Treasury’s Office of Foreign Asset Control.

Operating Burn means, for any period being measured, the product of (x) -1 and (y) the sum of (i) aggregate net cash used in operating activities from operations of Loan Parties and (ii) expenditures for property, plant and equipment, less (iii) any one-time or extraordinary expenses made within such measurement period, as mutually agreed upon by Agent and Borrower, in each case as determined from the cash flow statement provided by Borrower and in accordance with GAAP.

Paid in Full, Pay in Full or Payment in Full means, with respect to any Obligations, the payment in full in cash of all such Obligations (other than contingent indemnification obligations, yield protection and expense reimbursement to the extent no claim giving rise thereto has been asserted in respect of contingent indemnification obligations, and to the extent no amounts therefor have been asserted, in the case of yield protection and expense reimbursement obligations, which Obligations shall survive the Payment in Full of the Obligations).

Patents has the meaning set forth in the Guarantee and Collateral Agreement.

Payment Date means the first Business Day of each of February, May, August and November, commencing with May 1, 2025.

PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its material functions under ERISA.

Pension Plan means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Pension Plan), and to which Borrower or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

Permit means, with respect to any Person, any permit, approval, clearance, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other contractual obligations with, any Governmental Authority, including without limitation all registrations with Governmental Authorities.

Permitted Liens means Liens permitted by Section 7.2.

Person means any natural person, corporation, partnership, trust, limited liability company, association, Governmental Authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

Prior Debt means the Debt listed on Schedule 4.1.

Pro Rata Term Loan Share means, with respect to any Lender, the applicable percentage (as adjusted from time to time in accordance with the terms hereof) specified opposite such Lender’s name on Annex I which percentage represents the aggregate percentage of the Term Loan Commitment held by such Lender, which percentage shall be with respect to the outstanding balance of the Term Loan as of any date of determination after the Term Loan Commitment has terminated.

Product means any products manufactured, sold, developed, tested or marketed by Loan Parties, including, without limitation, those products set forth on Schedule 5.18(b) (as updated from time to time in accordance with Section 6.1.2); provided, however, that if Borrower shall fail to comply with the obligations under Section 6.1.2 to give notice to Agent and update Schedule 5.18(b) prior to manufacturing, selling, developing, testing or marketing any new Product, any such improperly undisclosed Product shall be deemed to be included in this definition; and provided, further, that products manufactured by any Loan Party for unaffiliated third parties shall not be deemed “Products” hereunder.

Registered Intellectual Property means all applications, registrations and recordings for or of Patents, Trademarks or Copyrights filed by a Loan Party with any Governmental Authority, all internet domain name registrations owned by a Loan Party, and all proprietary software owned by a Loan Party.

Required Lenders means Lenders having an aggregate Pro Rata Term Loan Share in excess of fifty percent (50%), collectively.

Required Permit means a Permit (a) required under applicable law for the business of Loan Parties or necessary in the manufacturing, importing, exporting, possession, ownership, warehousing, marketing, promoting, sale, labeling, furnishing, distribution or delivery of goods or services under any laws applicable to the business of any Loan party (including, without limitation, any applicable Health Care Laws) or any Drug Application (including without limitation, at any point in time, all licenses, approvals and permits issued by the FDA, CMS, or any other applicable Governmental Authority necessary for the testing, manufacture, marketing or sale of any Product by any Loan Party as such activities are being conducted by such Person with respect to such Product at such time), and (b) required by any Person from which any Loan Party have received an accreditation.

Responsible Officer means (a) the chief executive officer, chief operating officer, or chief financial officer a Person, and (b) in respect of any other Person, the president, vice president or secretary of such Person, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer, the treasurer or the controller of such Person, or any other officer having substantially the same authority and responsibility, and in all cases such person shall be listed on an incumbency certificate delivered to Agent, in form and substance acceptable to Agent in its reasonable discretion.

Royalties means the amount of any and all royalties, license fees and any other payments or income of any type recognized as revenue in accordance with GAAP by the Loan Parties with respect to the sale of Products or the provision of services by independent licensees or sublicensees of Borrower and/or its Subsidiaries, including any such payments characterized as a share of net profits, any up-front or lump sum payments, any milestone payments, commissions, fees or any other similar amounts, less deductions for amounts deducted, repaid or credited by reason of adjustments to the sales upon which royalty amounts are based, regardless of the reason for such adjustment to such sales. For the purposes of calculating Royalties, Lenders and Agent understand and agree that Affiliates of Borrower shall not be regarded as independent licensees.

R&D Law means the Israeli Encouragement of Research, Development and Technological Innovation in the Industry Law, 5744-1984.

Services means services provided by Borrower or any Affiliate of Borrower to un-Affiliated Persons, including without limitation any sales, laboratory analysis, testing, consulting, marketing, commercialization and any other healthcare-related services.

SOFR shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

SOFR Administrator shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

Solvent means, as to any Person at any time, that (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent, prospective, unmatured and unliquidated liabilities); (b) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to pay its debts and other liabilities (including subordinated, disputed, contingent, unmatured and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital; (f) such Person has not admitted in writing its inability generally to pay its debts as they become due or suspended or threatened to suspend making payments on any of its debts; and (g) such Person, by reason of actual or anticipated financial difficulties, has not commenced negotiations with one or more of its creditors (excluding the Agent or any Lender in its capacity as such) with a view to rescheduling any of its indebtedness.

Spot Rate means the exchange rate, as determined by Agent, that is applicable to conversion of one currency into another currency, which is (a) the exchange rate reported by Bloomberg (or other commercially available source designated by Agent) as of the end of the preceding Business Day in the financial market for the first currency; or (b) if such report is unavailable for any reason, the spot rate for the purchase of the first currency with the second currency as in effect during the preceding Business Day in Agent’s principal foreign exchange trading office for the first currency.

Subordinated Debt means any Debt incurred by Parent and/or any other Loan Party that is (a) unsecured and subject to terms reasonably acceptable to Agent, (ii) subordinated to the Obligations pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Agent, entered into among Agent, any applicable Loan Party and the subordinated creditor(s) upon terms acceptable to Agent in its sole discretion.

Subordination Agreement means any subordination agreement that may be executed from time to time in connection with any Subordinated Debt.

Subsidiary means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding shares or other equity interests as to have more than fifty percent (50%) of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to direct and indirect Subsidiaries of Borrower.

Tax or Taxes has the meaning set forth in Section 3.1(a).

Term Loan has the meaning set forth in Section 2.1.

Term Loan Commitment means $35,000,000.

Term Loan Maturity Date means April 30, 2030.

Term SOFR Administrator means the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Agent in its reasonable discretion after consultation with Borrower).

Term SOFR Rate means the Term SOFR Reference Rate for a three (3) month period that is ten (10) Business Days prior to each Payment Date (such day, the “Periodic Term SOFR Determination Day”), and effective on the Payment Date immediately following such determination date and continuing to but not including the next succeeding Payment Date, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate has not been published by the Term SOFR Administrator, then Term SOFR will be the Term SOFR Reference Rate for such three (3) month period, as published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR Reference Rate was published by the Term SOFR Administrator. Notwithstanding the foregoing, (i) if at any time Agent determines (which determination shall be conclusive absent manifest error) that the Term SOFR Rate is no longer available for determining interest rates for loans or notes similar to the Loans, then Agent shall, in consultation with Borrower, endeavor to establish an alternate rate of interest to the Term SOFR Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for loans or notes similar to the Loans in the United States at such time, and, if requested by Agent, Agent and Lenders at such time party hereto and the Borrower shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (including, for the avoidance of doubt, any amendments to the definition of “Contract Rate” to ensure that the interest rate payable by Borrower hereunder is substantially similar to the interest rate that would otherwise be paid prior to the selection of such alternate rate of interest), and (ii) in no event shall the “Term SOFR Rate” or any such alternate rate of interest to the Term SOFR Rate ever be less than four percent (4.0%).

Term SOFR Reference Rate means the forward-looking term rate based on SOFR.

Termination Date means the earlier to occur of (a) the Term Loan Maturity Date, or (b) the date upon which the Loan and all other Obligations are Paid in Full, whether as a result of (i) the prepayment of the Term Loan and all Obligations through any other mandatory or voluntary prepayment of the Term Loan in full, (ii) the contractual acceleration of the Loan hereunder, (iii) the acceleration of the Loan by Agent in accordance with this Agreement, or (iv) otherwise.

Total Revenue shall mean “net sales” of Borrower and its Subsidiaries on a consolidated basis as determined in accordance with GAAP and reported on the applicable, financial statements delivered to Agent pursuant to this Agreement.

Trademarks has the meaning set forth in the Guarantee and Collateral Agreement.

Tranche A Term Loan means the Term Loan made to Borrower pursuant to Section 2.2.1.

Tranche B Milestone means the Borrower achieving both of the following requirements during any trailing twelve (12) month period ending on or prior to December 31, 2026 (i) Total Revenue greater than $[**]~~42,500,000~~ during such period and (ii) a Gross Margin Percent in excess of 75% during such period.

Tranche B Term Loan means the Term Loan, if any, made to Borrower pursuant to Section 2.2.2.

Tranche C Term Loan means the Term Loan, if any, made to Borrower pursuant to Section 2.2.3.

Uniform Commercial Code means the Uniform Commercial Code as in effect in the State of New York; provided that if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

U.S. Lender means any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the IRC.

Wholly-Owned Subsidiary means, as to any Person, another Person all of the Equity Interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person.

1.2               Interpretation.

(a)                In the case of this Agreement and each other Loan Document, (i) the meanings of defined terms are equally applicable to the singular and plural forms of the defined terms; (ii) Annex, Exhibit, Schedule and Section references are to such Loan Document unless otherwise specified; (iii) the term “including” is not limiting and means “including but not limited to”; (iv) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”; (v) unless otherwise expressly provided in such Loan Document, (A) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments, restatements and other modifications thereto, but only to the extent such amendments, restatements and other modifications are not prohibited by the terms of any Loan Document, and (B) references to any statute, directive or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute, directive or regulation; (vi) this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, all of which are cumulative and each shall be performed in accordance with its terms and (vii) this Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to Agent, Borrower, Lenders and the other parties hereto and thereto and are the products of all parties; accordingly, they shall not be construed against Borrower, Agent or Lenders merely because of Borrower’s, Agent’s or Lenders’ involvement in their preparation. Except where otherwise expressly provided in the Loan Documents, in any instance where the approval, consent or the exercise of Agent’s judgment is required, the granting or denial of such approval or consent and the exercise of such judgment shall be (x) within the sole and absolute discretion of Agent and/or Lenders; and (y) deemed to have been given only by a specific writing intended for such purpose executed by Agent.

(b)                For purposes of converting any amount denominated in any currency other than Dollars to Dollars under or in connection with the Loan Documents, Agent shall calculate such currency conversion using the current Spot Rate.

(c)                If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 2                     Credit Facility.

2.1               Term Loan Commitments.

On and subject to the terms and conditions of this Agreement, each Lender, severally and for itself alone, agrees to make a multi-draw term loan to Borrower (each such loan, individually and collectively, a “Term Loan”) in an amount equal to such Lender’s applicable Pro Rata Term Loan Share of the Term Loan Commitment. The Commitments of Lenders to make any portion of the Term Loan shall terminate concurrently with the making of such portion of the Term Loan. The Loan is not a revolving credit facility, and therefore any amount thereof that is repaid or prepaid by Borrower, in whole or in part, may not be re-borrowed.

2.2               Loan Procedures.

2.2.1          Initial Advance.

On the Closing Date, each Lender shall advance to Borrower an amount equal to its Pro Rata Term Loan Share of Thirty-Two Million, Five Hundred Thousand and No/100 Dollars ($32,500,000), upon Borrower’s satisfaction of the conditions to closing described in Section 4 of this Agreement (the “Tranche A Term Loan”).

2.2.2          Tranche B Term Loan.

Borrower may, no later than the date that is thirty (30) days following achievement of the Tranche B Milestone, request, in writing, a subsequent advance of the Term Loan in the amount equal to, but not less than, such lender’s Pro Rata Share of Two Million, Five Hundred Thousand and No/100 Dollars ($2,500,000) (the “Tranche B Term Loan”). Notwithstanding anything set forth herein or in any other Loan Document to the contrary, the decision by Agent and Lenders to make the Tranche B Term Loan available to Borrower shall be made by Agent and Lenders in their sole, and absolute discretion.

2.2.3          Tranche C Term Loan.

In addition to the forgoing, Borrower may request, in writing, a third advance of the Term Loan in amount up to Fifteen Million and No/100 Dollars ($15,000,000) (the “Tranche C Term Loan”). Notwithstanding anything set forth herein or in any other Loan Document to the contrary, the decision by Agent and Lenders to make the Tranche C Term Loan available to Borrower shall be made by Agent and Lenders in their sole, and absolute discretion.

2.3               Commitments Several.

The failure of any Lender to make any Term Loan hereunder, as applicable, shall not relieve any other Lender of its obligation (if any) to make its Term Loan on the applicable date, but no Lender shall be responsible for the failure of any other Lender to make any Term Loan to be made by such other Lender.

2.4               Indebtedness Absolute; No Offset; Waiver.

The payment obligations of Borrower hereunder are absolute and unconditional, without any right of rescission, set-off, counterclaim or defense for any reason against Agent and Lenders to the maximum extent permitted by applicable law. As of the Closing Date, the Loan has not been compromised, adjusted, extended, satisfied, rescinded, set-off or modified, and the Loan Documents are not subject to any litigation, dispute, refund, claims of rescission, set-off, netting, counterclaim or defense whatsoever, including but not limited to, claims by or against any Loan Party or any other Person. Payment of the Obligations by Borrower, shall be made only by wire transfer, in Dollars, and in immediately available funds when due and payable pursuant to the terms of this Agreement and the other Loan Documents, is not subject to compromise, adjustment, extension, satisfaction, rescission, set-off, counterclaim, defense, abatement, suspension, deferment, deductible, reduction, termination or modification, whether arising out of transactions concerning the Loan, or otherwise. Without limitation to the foregoing, to the fullest extent permitted under applicable law and notwithstanding any other term or provision contained in this Agreement or any other Loan Document, Borrower hereby waives (and shall cause each Loan Party to waive) (a) presentment, protest and demand, notice of default (except as expressly required in the Loan Documents), notice of intent to accelerate, notice of acceleration, notice of protest, notice of demand and of dishonor and non-payment of the Obligations, (b) any requirement of diligence or promptness on Agent’s part in the enforcement of its rights under the provisions of this Agreement and any other Loan Document, (c) any rights, legal or equitable, to require any marshalling of assets or to require foreclosure sales in a particular order, (d) all notices of every kind and description which may be required to be given by any statute or rule of law except as specifically required hereunder, (e) the benefit of all laws now existing or that may hereafter be enacted providing for any appraisement before sale or any portion of the Collateral, (f) all rights of homestead, exemption, redemption, valuation, appraisement, stay of execution, notice of election to mature or declare due the whole of the Obligations in the event of foreclosure of the Liens created by the Loan Documents, (g) the pleading of any statute of limitations as a defense to any demand under any Loan Document and (h) any defense to the obligation to make any payments required under the Loan Documents, including the obligation to pay taxes based on any damage to, defects in or destruction of the Collateral or any other event, including obsolescence of any of the Collateral, it being agreed and acknowledged that such payment obligations are unconditional and irrevocable. Borrower further acknowledges and agrees (i) to any substitution, subordination, exchange or release of any security or the release of any party primarily or secondarily liable for the payment of the Loan; (ii) that Agent shall not be required to first institute suit or exhaust its remedies hereon against others liable for repayment of all or any part of the Loan, whether primarily or secondarily (collectively, the “Obligors”), or to perfect or enforce its rights against any Obligor or any security for the Loan; and (iii) that its liability for payment of the Loan shall not be affected or impaired by any determination that any security interest or lien taken by Agent for the benefit of Agent and Lenders to secure the Loan is invalid or unperfected. Borrower acknowledges, warrants and represents in connection with each waiver of any right or remedy of Borrower contained in any Loan Document, that it has been fully informed with respect to, and represented by counsel of its choice in connection with, such rights and remedies, and all such waivers, and after such advice and consultation, has presently and actually intended, with full knowledge of its rights and remedies otherwise available at law or in equity, to waive or relinquish such rights and remedies to the full extent specified in each such waiver. Notwithstanding the foregoing, Borrower does not waive any defense or claim based on Agent or Lenders misconduct or gross negligence.

2.5               Loan Accounting.

2.5.1          Recordkeeping.

Agent, on behalf of each Lender, shall record in its records the date and amount of the Loan made by each Lender, each prepayment and repayment thereof. The aggregate unpaid principal amount so recorded shall be final, binding and conclusive absent manifest error. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of Borrower hereunder or under any Note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon.

2.5.2          Notes.

At the request of any Lender, the Loan of such Lender shall be evidenced by a Note, with appropriate insertions, payable to such Lender in a face principal amount equal to such Lender’s Pro Rata Term Loan Share and payable in such amounts and on such dates as are set forth herein.

2.6               Payment of Interest.

2.6.1          Interest Rates.

(a)                The outstanding principal balance under the Loan shall bear interest at a per annum rate of interest equal to the Contract Rate (as may be adjusted from time to time in accordance with this Section 2.6.1). The Contract Rate applicable to the period beginning on the Closing Date through the date that is one (1) day immediately prior to the initial Payment Date shall be calculated based on the Term SOFR Rate as of the Closing Date. Whenever, on or subsequent to the initial Payment Date, the Term SOFR Rate is increased or decreased (as determined on the date that is ten(10) Business Days prior to each Payment Date), the Contract Rate, as set forth herein, shall be similarly changed effective as of such subsequent Payment Date, without notice or demand of any kind by an amount equal to the amount of such change in the Term SOFR Rate on the date that is ten (10) Business Days prior to each such Payment Date. The interest due on the principal balance of the Loan outstanding as of any Payment Date shall be computed for the actual number of days elapsed during the period in question on the basis of a year consisting of three hundred sixty (360) days and shall be calculated by determining the daily principal balance outstanding for each day of such period in question. The daily rate shall be equal to 1/360th times the Contract Rate. If any statement furnished by Agent for the amount of a payment due exceeded the actual amount that should have been paid because the Term SOFR Rate decreased and such decrease was not reflected in such statement, Borrower shall make the payment specified in such statement from Agent and Borrower shall receive a credit for the overpayment, which credit shall be applied towards the next subsequent payment due hereunder. If any statement furnished by Agent for the amount of a payment due was less than the actual amount that should have been paid because the Term SOFR Rate increased and such increase was not reflected in such statement, Borrower shall make the payment specified in such statement from Agent and Borrower shall be required to pay any resulting underpayment with the next subsequent payment due hereunder.

(b)                Borrower recognizes and acknowledges that any default on any payment, or portion thereof, due hereunder or to be made under any of the other Loan Documents, will result in losses and additional expenses to Agent in servicing the Loan, and in losses due to Lenders’ loss of the use of funds not timely received. Borrower further acknowledges and agrees that in the event of any such Default, Lenders would be entitled to damages for the detriment proximately caused thereby, but that it would be extremely difficult and impracticable to ascertain the extent of or compute such damages. Therefore, upon the Term Loan Maturity Date and/or upon the occurrence and during the existence of an Event of Default (or upon any acceleration), interest shall automatically accrue hereunder, without notice to Borrower, at the Default Rate. The Default Rate shall be calculated and due from the date of the occurrence of, and during the continuance of, an Event of Default and shall be payable upon demand.

(c)                Notwithstanding anything herein to the contrary, if at any time the interest rate for any Loan (if applicable), together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, “charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder (if applicable), together with all charges payable in respect of the Loan, shall be limited to the Maximum Rate. To the extent lawful, the interest and charges that would have been paid in respect of such Loan but were not paid as a result of the operation of this Section shall be cumulated and the interest (if any) and charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate for each day to the date of repayment, shall have been received by such Lender. Any amount collected by such Lender that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Loan or refunded to the Borrower so that at no time shall the interest (if any) and charges paid or payable in respect of such Loan exceed the maximum amount collectible at the Maximum Rate.

2.6.2          Payments of Interest and Principal.

Borrower shall pay to Lenders all accrued interest on the Loan in arrears on each Payment Date, upon a prepayment of such Loan in accordance with Section 2.8 and on the Termination Date (as applicable). Any partial prepayment of the Loan shall be applied pursuant to Section 2.9.1 (but this shall not be construed as permitting any partial prepayment other than as may be expressly permitted elsewhere in this Agreement).

2.7               Fees.

(a)                Closing Fee. Borrower shall pay to Agent, for the benefit of Lenders, a fee (the “Tranche A Closing Fee”) in the amount of $487,500, which fee shall be deemed fully earned and non-refundable on the Closing Date. Upon the funding of the Tranche B Term Loan (if any), Borrower shall pay to Agent, for the benefit of Lenders, a fee (the “Tranche B Closing Fee”, and together with the Tranche A Closing Fee, collectively, the “Closing Fee”) in the amount of $37,500, which fee shall be deemed fully earned and non-refundable as of the date of funding of such Tranche B Term Loan.

(b)                Exit Fee. Upon the Termination Date, Borrower shall pay an exit fee (the “Exit Fee”) to Agent, for the benefit of Lenders, in an amount equal to (i) five percent (5.00%) multiplied by the aggregate amount of the Term Loan funded hereunder on or prior to such date plus (ii) solely to the extent such prepayment is not being made subject to Section 2.8.2(c) hereof, $150,000, which Exit Fee shall be deemed fully earned and non-refundable on the Termination Date. Notwithstanding anything set forth herein to the contrary, no Exit Fee shall be due and payable in connection with any repayment in full of the loan described in Section 2.8.2(c) below (i.e. when the COC Prepayment Fee is otherwise due and owing).

(c)                Agent Fee. Borrower shall pay to Agent an annual agent fee (the “Agent Fee”) in the amount of $25,000 on the Payment Date in May of each year (beginning with the Payment Date in May 2025), which fee shall be deemed fully earned and non-refundable on each such Payment Date.

2.8               Prepayment.

2.8.1          Mandatory Prepayment.

(a)                Borrower shall prepay the Obligations, or any portion thereof, as applicable, (which shall include the amounts due and payable under Section 2.7(b) hereof to the extent such prepayment results in a prepayment in full of the Term Loan) until paid in full within five (5) Business Days after the receipt by a Loan Party of any Net Cash Proceeds from any Disposition, in an amount equal to such Net Cash Proceeds.

(b)                In connection with any prepayment of the Term Loan made pursuant to this Section 2.8.1, Borrower shall pay to Agent, for the benefit of Lenders, any amounts that would otherwise be due and payable on such date had Borrower voluntarily prepaid the Obligations pursuant to Section 2.8.2 (in addition to any such prepayment of the Term Loan and related Obligations).

2.8.2          Voluntary Prepayment.

(a)                Subject to clauses (b) and (c) below, Borrower may, on at least five (5) Business Days’ written notice or telephonic notice (followed on the same Business Day by written confirmation thereof) to Agent (which shall promptly advise each Lender thereof) not later than 12:00 noon Dallas time on such day, prepay the Term Loan and all related Obligations in whole (but not in part) at any time on or after the first anniversary of the Closing Date and prior to the Term Loan Maturity Date. Such notice to Agent shall specify the amount and proposed date of such prepayment, and the application of such amounts to be prepaid shall be applied in accordance with Section 2.9.1(b) or 2.10.2 (as applicable).

(b)                If Borrower makes a prepayment of the Term Loan under Section 2.8.2(a), it shall pay to Agent, for the benefit of Lenders, the following amounts (in addition to any such prepayment of the Term Loan and related Obligations) on the date of such prepayment: (i) if such prepayment is made prior to the second anniversary of the Closing Date, an amount equal to three percent (3.0%) of the aggregate amount of the Term Loan so prepaid, (ii) if such prepayment is made on or after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date, two percent (2.0%) of the aggregate amount of the Term Loan so prepaid, and (iii) if such prepayment is made on or after the third anniversary of the Closing Date, zero percent (0%) of the aggregate amount of the Term Loan so prepaid.

(c)                Notwithstanding the restriction on repayment of the Term Loan prior to the first anniversary of the Closing Date set forth above, in the event that the Term Loan is nevertheless paid in full prior to the first anniversary of the Closing Date as a result of a Change of Control, Borrower shall pay to Agent, for the benefit of Lenders, the following amount (the “COC Prepayment Fee”) (in addition to any such prepayment of the Term Loan and related Obligations) on the date of such prepayment in an amount equal to twenty percent (20.0%) multiplied by the aggregate amount of the Term Loan funded hereunder on or prior to such date, less: (1) the aggregate interest payments received by Lenders prior to such date of determination, less (2) the aggregate Closing Fee paid hereunder, less (3) any amounts allocable to any unpaid principal balance of the Term Loan that was converted to Equity Interests in the Borrower pursuant to the terms of the Closing Date Warrant). Notwithstanding anything set forth herein or in any other Loan Documents to the contrary, in the event that the Term Loan is paid prior to the first anniversary of the Closing Date as a result of a Change of Control, the Closing Date Warrant issued to Lenders by Borrower shall be immediately canceled and void.

(d)                Notwithstanding anything set forth herein or in any other Loan Documents to the contrary, any prepayment of the Loans other than via regularly-scheduled payments of principal made pursuant to Section 2.9.1 or Section 2.10.2, as applicable, shall be limited and governed by this Section 2.8.2.

2.9               Repayment of Term Loan.

2.9.1          Payment Dates.

On each Payment Date until the Obligations are Paid in Full, Borrower promises to pay to Agent, for the account of each Lender according to its Pro Rata Term Loan Share, the following amounts until paid in full:

(i)                 all fees, costs, expenses and indemnities due and owing to Agent and Lenders pursuant to Sections 2.7, 3.1, 3.2, 10.4 and/or 10.5 under this Agreement or otherwise pursuant to the Collateral Documents, and any other Obligations owing to Agent in respect of sums advanced by Agent to preserve or protect the Collateral or to preserve or protect its security interest in the Collateral;

(ii)               all accrued but unpaid interest in respect of the Loans as of such Payment Date pursuant to Section 2.6 under this Agreement until Paid in Full; and

(iii)             solely as it relates to each Payment Date on or after the Payment Date occurring in May 2028, equal payments of principal in the amount of (x) $1,367,000 to the extent that the Tranche B Term Loan has not been funded as of such Payment Date or (y) $2,050,000 to the extent that the Tranche B Term Loan has been funded as of such Payment Date.

2.9.2          Principal.

Notwithstanding the foregoing, the outstanding principal balance of the Term Loan and all other Obligations then due and owing shall be Paid in Full on the Termination Date.

2.10           Payment.

2.10.1      Making of Payments.

All payments of principal, interest, fees and other amounts, shall be made in immediately-available funds, via wire transfer as directed by Agent in writing, not later than 1:00 p.m. Dallas time on the date due, and funds received after that hour shall be deemed to have been received by Agent on the following Business Day. Not later than five (5) Business Days prior to each Payment Date, Agent shall provide to Borrower and each Lender a quarterly statement with the amounts payable by Borrower to Agent on such Payment Date in accordance with Section 2.9.1 hereof, which statement shall be binding on Borrower absent manifest error, and Borrower shall be entitled to rely on such quarterly statement in relation to its payment obligations on such Payment Date.

2.10.2      Application of Payments and Proceeds Following an Event of Default.

Following the occurrence and during the continuance of an Event of Default, or if the Obligations have otherwise become or have been declared to become immediately due and payable in accordance with this Agreement, then notwithstanding anything herein or in any other Loan Document to the contrary, Agent shall apply all or any part of payments in respect of the Obligations and proceeds of Collateral, in each case as received by Agent, to the payment of the Obligations in the order and priority as determined by Agent in its sole discretion.

2.10.3      Set-off.

Borrower agrees that Agent and each Lender and its Affiliates have all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto, Borrower agrees that at any time an Event of Default exists, Agent and each Lender may, to the fullest extent permitted by applicable law, apply to the payment of any Obligations of Borrower hereunder then due, any and all balances, credits, deposits, accounts or moneys of any Loan Party then or thereafter with Agent or such Lender. Notwithstanding the foregoing, no Lender shall exercise any rights described in the preceding sentence without the prior written consent of Agent.

2.10.4      Proration of Payments.

If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of set-off or otherwise, on account of principal of, interest on or fees in relation to any Loan, but excluding any payment pursuant to Section 3.1, 3.2, or 10.5) in excess of its applicable Pro Rata Term Loan Share of payments and other recoveries obtained by all Lenders on account of principal of, interest on or fees in relation to such Term Loan then held by them, then such Lender shall purchase from the other Lenders such participations in the Loans held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

Section 3                     Yield Protection.

3.1               Taxes.

(a)                All payments of principal and interest on the Loans and all other amounts payable hereunder by or on behalf of Borrower to or for the account of Agent or any Lender shall be made free and clear of and without deduction for any present or future income, excise, stamp, documentary, property or franchise taxes and other taxes, fees, duties, levies, withholdings or other similar charges imposed by any Governmental Authority that is a taxing authority (“Tax” or “Taxes”), excluding (i) taxes imposed on or measured by Agent’s or any Lender’s net income (however denominated) or gross profits, and franchise taxes, imposed by any jurisdiction (or subdivision thereof) under the laws of which Agent or such Lender is organized or in which Agent or such Lender conducts business or, in the case of any Lender, in which its applicable lending office is located at the time such Lender acquires its initial interest in any Term Loan Commitment, (ii) any branch profit taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which Agent or a Lender is located or conducts business; (iii) in the case of any Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or designates a new lending office; (iv) in the case of any U.S. Lender, any United States federal backup withholding tax; and (v) taxes imposed under FATCA; (vi) Taxes attributable to a Foreign Lender’s failure to comply with Section 3.1(c) or inability to provide the applicable IRS Form set forth in Section 3.1(c) to Borrower and Agent; (vii) with respect to Agent or any Lender, Taxes imposed as a result of a present or former connection between such Agent or Lender and the jurisdiction imposing such Tax (other than connections arising from such Agent or Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document); and (viii) in the case of a Lender, U.S. federal withholding Taxes, if any and not otherwise included in clauses (i) through (vii), imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which such Lender acquires such interest in the Loan or Commitment or changes its lending office (items in clauses (i) through (viii), “Excluded Taxes”, and all Taxes other than Excluded Taxes, “Indemnified Taxes”). If any withholding or deduction from any payment to be made by Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then Borrower shall: (w) make such withholding or deduction; (x) pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted; (y) as promptly as practicable forward to Agent the original or a certified copy of an official receipt or other documentation reasonably satisfactory to Agent evidencing such payment to such Governmental Authority; and (z) if the withholding or deduction is with respect to Indemnified Taxes, pay to Agent for the account of Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by each Lender will equal the full amount such Lender would have received had no such withholding or deduction of Indemnified Taxes been required. To the extent that any amounts shall ever be paid by Borrower in respect of Indemnified Taxes, such amounts shall, for greater certainty, be considered to have accrued and to have been paid by Borrower as interest on the Loans.

(b)                Borrower shall indemnify Agent and each Lender for any Indemnified Taxes paid by Agent or such Lender, as applicable, on or with respect to any payment by or on account of any obligation of Borrower hereunder, and any additions to Tax, penalties and interest paid by Agent or such Lender with respect to such Indemnified Taxes; provided that Borrower shall not have any obligation to indemnify any party hereunder for any Indemnified Taxes or additions to Tax, penalties or interest with respect thereto that result from or are attributable to such party’s own fraud, gross negligence or willful misconduct. Payment under this Section 3.1(b) shall be made within thirty (30) days after the date Agent or the Lender, as applicable, makes written demand therefor; provided, however, that if such written demand is made more than one-hundred eighty (180) days after the earlier of (i) the date on which Agent or the Lender, as applicable, pays such Indemnified Taxes or additions to Tax, penalties or interest with respect thereto and (ii) the date on which the applicable Governmental Authority makes written demand on Agent or such Lender, as applicable, for payment of such Indemnified Taxes or additions to Tax, penalties or interest with respect thereto, then Borrower shall not be obligated to indemnify Agent or such Lender for such Indemnified Taxes or additions to Tax, penalties or interest with respect thereto.

(c)                Each Foreign Lender that is a party hereto on the Closing Date or becomes an assignee of an interest under this Agreement under Section 10.8.1 after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) shall deliver to Borrower and Agent on or prior to the date on which such Foreign Lender becomes a party to this Agreement:

(i)                 Two duly completed and executed originals of IRS Form W-8BEN (or IRS Form W-8BENE) claiming exemption from withholding of Taxes under an income tax treaty to which the United States of America is a party;

(ii)               two duly completed and executed originals of IRS Form W-8ECI;

(iii)             a certificate in form and substance reasonably satisfactory to Agent and Borrower claiming entitlement to the portfolio interest exemption under Section 881(c) of the IRC and certifying that such Foreign Lender is not (w) a conduit entity participating in a conduit financing arrangement as defined in Treasury Regulation 1.881-3, (x) a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, (y) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the IRC, or (z) a “controlled foreign corporation” described in Sections 881(c)(3)(C) and 864(d)(4) of the IRC, together with two duly completed and executed originals of IRS Form W-8BEN (or IRS Form W-8BENE); or

(iv)              if the Foreign Lender is not the beneficial owner of amounts paid to it hereunder, two duly completed and executed originals of IRS Form W-8IMY, each accompanied by a duly completed and executed IRS Form W-8ECI, IRS Form W-8BEN (or IRS Form W-8BENE), IRS Form W-9 or a portfolio interest certificate described in clause (iii) above from each beneficial owner of such amounts claiming entitlement to exemption from withholding or backup withholding of Taxes.

Each Foreign Lender shall (to the extent legally entitled to do so) provide updated forms to Borrower and Agent on or prior to the date any prior form previously provided under this clause (c) becomes obsolete or expires, after the occurrence of an event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (c) or from time to time if requested by Borrower or Agent. Each U.S. Lender shall deliver to Agent and Borrower on or prior to the date on which such Lender becomes a party to this Agreement (and from time to time thereafter upon the request of Borrower or Agent) properly completed and executed originals of IRS Form W-9 certifying that such Lender is exempt from backup withholding. Notwithstanding anything to the contrary contained in this Agreement, Borrower shall not be required to pay additional amounts to or indemnify any Lender pursuant to this Section 3.1 with respect to any Taxes required to be deducted or withheld (or any additions to Tax, penalties or interest with respect thereto) (A) on the basis of the information, certificates or statements of exemption provided by a Lender pursuant to this clause (c), or (B) if such Lender shall fail to comply with the certification requirements of this clause (c). For the avoidance of doubt, all references to IRS Forms in this clause (c) shall include, in each case, any successor form.

(d)                Without limiting the foregoing, each Lender shall timely comply with any certification, documentation, information or other reporting necessary to establish an exemption from withholding under FATCA and shall provide any documentation reasonably requested by Borrower or Agent sufficient for Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such applicable reporting requirements.

(e)                If Agent or a Lender determines that it is entitled to or has received a refund or credit of any Taxes for which it has been indemnified by Borrower (or another Loan Party) or with respect to which Borrower (or another Loan Party) shall have paid additional amounts pursuant to this Section 3.1, it shall promptly notify Borrower of such refund or credit, and promptly make an appropriate claim to the relevant Governmental Authority for such refund or credit (if it has not previously done so). If Agent or a Lender receives a refund or credit (whether or not pursuant to such claim) of such Taxes, it shall promptly pay over such refund or credit to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Loan Parties under this Section 3.1 with respect to the Taxes giving rise to such refund or credit), net of all reasonable out-of-pocket and documented third-party expenses of the Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit); provided that Borrower, upon the request of Agent or such Lender, agrees to repay to Agent or such Lender the amount paid over to Borrower in the event Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 3.1(e) shall not be construed to require Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to Borrower or any other Person or to alter its internal practices or procedures with respect to the administration of Taxes.

3.2               Increased Cost.

(a)                If, after the Closing Date, the adoption of, or any change in, any applicable law, rule, directive or regulation, or any change in the interpretation or administration of any applicable law, rule, directive or regulation by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof (provided that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be considered a change in applicable law, regardless of the date enacted, adopted or issued), or compliance by any Lender with any request or directive (whether or not having the force of law) issued after the Closing Date of any such authority, central bank or comparable agency: (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender; or (ii) shall impose on any Lender any other condition affecting its ability to make loans based on the Term SOFR Rate or its obligation to make loans based on the Term SOFR Rate; and the result of anything described in clauses (i) and (ii) above is to increase the cost to (or to impose a cost on) such Lender of making or maintaining any loan based on the Term SOFR Rate, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or under its Note with respect thereto, then upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Agent), and without duplication of other payment obligations of Borrower hereunder (including pursuant to Section 3.1), Borrower shall pay directly to such Lender such additional amount as will compensate such Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is one-hundred eighty (180) days prior to the date on which such Lender first made demand therefor; provided that if the event giving rise to such costs or reductions has retroactive effect, such one-hundred eighty (180) day period shall be extended to include the period of retroactive effect. For the avoidance of doubt, this clause (a) will not apply to any such increased costs or reductions resulting from Taxes, as to which Section 3.1 shall govern.

(b)                If any Lender shall reasonably determine that any change after the Closing Date in, or the adoption or phase-in after the Closing Date of, any applicable law, rule, directive or regulation regarding capital adequacy, or any change after the Closing Date in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by any Lender or any Person controlling such Lender with any request or directive issued after the Closing Date regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency (provided that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be considered a change in applicable law, regardless of the date enacted, adopted or issued), has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by such Lender or such controlling Person to be material, then from time to time, within five (5) Business Days of demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Agent), Borrower shall pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction, so long as such amounts have accrued on or after the day which is one-hundred eighty (180) days prior to the date on which such Lender first made demand therefor; provided that if the event giving rise to such costs or reductions has retroactive effect, such one-hundred eighty (180) day period shall be extended to include the period of retroactive effect.

(c)                Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans, becomes aware of the occurrence of an event or the existence of a condition that would entitle such Lender to receive payments under this Section 3.2, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (i) make, issue, fund or maintain its Loans through another office of such Lender, or (ii) take such other measures as such Lender may deem reasonable, if as a result thereof the additional amounts which would otherwise be required to be paid to such Lender pursuant to this Section 3.2 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loans or the interests of such Lender; provided that such Lender will not be obligated to utilize such other office pursuant to this clause (c) unless Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above.  A certificate as to the amount of any such expenses payable by Borrower pursuant to this clause (c) (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Agent) shall be conclusive absent manifest error.

3.3               [Reserved].

3.4               Manner of Funding; Alternate Funding Offices.

Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it may determine at its sole discretion. Each Lender may, if it so elects, fulfill its commitment to make the Term Loan by causing any branch or Affiliate of such Lender to make such Loan; provided that in such event for the purposes of this Agreement (other than Section 3.1) such Loan shall be deemed to have been made by such Lender and the obligation of Borrower to repay such Loan shall nevertheless be to such Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or Affiliate.

3.5               Conclusiveness of Statements; Survival.

Determinations and statements of any Lender pursuant to Section 3.1, 3.2, 3.3 or 3.4 shall be conclusive absent demonstrable error. Lenders may use reasonable averaging and attribution methods in determining compensation under Sections 3.1 or 3.2, and the provisions of such Sections shall survive repayment of the Loans, cancellation of the Notes and termination of this Agreement.

Section 4                     Conditions Precedent.

The obligation of each Lender to make its Loan hereunder is subject to the following conditions precedent, each of which shall be reasonably satisfactory in all respects to Agent.

4.1               Prior Debt.

The Prior Debt (except for any IIA Liabilities and/or Liabilities which are secured by the Bank Leumi Liens) other than the Subordinated Debt, if any, (i) has been (or substantially concurrently with the funding of the initial borrowing on the Closing Date will be) paid in full and (ii) Agent shall have received evidence that arrangements satisfactory to Agent have been made for the termination and release of all related Liens, if any, granted in connection with such Prior Debt.

4.2               General.

Agent shall have received the following items, each in form and substance acceptable to Agent in its sole discretion (and, as applicable, duly executed):

(a)                Loan Documents. The Loan Documents to which any Loan Party is a party, each duly executed by a Responsible Officer of each Loan Party and the other parties thereto (except Agent and the Lenders), and each other Person (except Agent and the Lenders) shall have delivered to Agent and Lenders the Loan Documents to which it is a party, each duly executed and delivered by such Person and the other parties thereto (except Agent and the Lenders).

(b)                Lien Searches. Copies of Uniform Commercial Code, foreign, state and county search reports listing all effective financing statements filed and other Liens of record against any Loan Party, with copies of any financing statements and applicable searches of the records of the U.S. Patent and Trademark Office and the U.S. Copyright Office performed with respect to each Loan Party, all in each jurisdiction reasonably determined by Agent.

(c)                [Reserved].

(d)                [Reserved].

(e)                Payoff; Release. Payoff letters with respect to the repayment in full of all Prior Debt other than the Subordinated Debt, termination of all agreements relating thereto (including in favor of the Departing Lender) and the release of all Liens granted in connection therewith, with Uniform Commercial Code or other appropriate termination statements and documents effective to evidence the foregoing or authorization to file the same.

(f)                 Authorization Documents. For each Loan Party, such Person’s (i) charter, certificate of incorporation (or similar formation document), and (if any) certificate of incorporation on change of name, certified by the appropriate Governmental Authority, as applicable, (ii) good standing certificates in its jurisdiction of incorporation (or formation), as applicable, and in each other jurisdiction reasonably requested by Agent, (iii) bylaws or memorandum and articles of association (or similar governing document), (iv) resolutions of its board of directors (or similar governing body) and shareholders, in each case approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby, and (v) specimen signature and incumbency certificates of its Responsible Officers executing any of the Loan Documents, all certified by its director, secretary or an assistant secretary (or similar officer) as being in full force and effect without modification, in form and substance reasonably satisfactory to Agent. With respect to the Israeli Subsidiary, such resolutions shall approve, pursuant to sections 256(d) and 282 of the Israeli Companies Law, that all approvals, as required under the Israeli Companies Law (including, without limitation, under sections 255, 270-272 and Section 277 thereof) and its constitutional documents, have been duly obtained for, amongst other things, the transactions and acts contemplated by this Agreement and each Loan Document to which it is a party.

(g)                Opinions of Counsel. Opinions of counsel for each Loan Party in form and substance acceptable to Agent regarding certain closing matters, and Borrower hereby requests such counsel to deliver such opinions and authorizes Agent and Lenders to rely thereon.

(h)                Insurance. Certificates or other evidence of insurance (including, in respect of the policies listed in Schedule 5.16.

(i)                 Financials. The financial statements, projections and pro forma balance sheet described in Section 5.4.

(j)                 Consents. Except as it relates to the IIA Consent, evidence that all necessary consents, permits and approvals (governmental or otherwise) required for the execution, delivery and performance by each Loan Party of the Loan Documents have been duly obtained and are in full force and effect.

(k)                Israeli Deliverables. Shall mean all of the following: (i) up to date extract from the Israeli Companies Registrar, evidencing that (A) the Israeli Subsidiary is not registered by the Israeli Companies Registrar as a “company in breach” and (B) that there is no outstanding Liens over its assets other than the Liens permitted under this Agreement (and, for the avoidance of doubt, the Departing Lender Liens); and (ii) the Israeli Security Documents duly executed by each party thereto including original copies of all notices or forms required to be delivered thereunder, together with duly executed copies of the following: (A) Notice of Charge (Form 10) required for filing with the Israeli Companies Registrar, (B) Notice of Pledge (Form 1) in the form required for filing with the Israeli Pledges Registrar, and (C) notice required for filing with the Israeli Patent Office.

(l)                 Other Documents. Such other certificates, documents and agreements as Agent or any Lender may reasonably request

4.3               Fees.

The Lenders and Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including Legal Costs), required to be paid under the Loan Documents on or before the Closing Date. All such amounts will be paid with proceeds of the initial advance of the Term Loan and any previous expense deposits made with Agent on or before the Closing Date and will be reflected in the funding instructions given by Borrower to Agent on or before the Closing Date.

4.4               Representations, Warranties, Defaults.

As of the Closing Date, after giving effect to the making of the Loans, (a) all representations and warranties of Borrower set forth in any Loan Document shall be true and correct in all respects (after giving effect to all qualifiers, such as materiality and knowledge) as if made on and as of the Closing Date (except for representations and warranties that specifically refer to an earlier date, which shall be true and correct in all respects as of such earlier date) and (b) no Default or Event of Default shall exist. The acceptance of the Term Loan by Borrower shall be deemed to be a certification by Borrower that the conditions set forth in this Section 4.4 have been satisfied.

4.5               Diligence.

Agent and Lenders shall have completed their due diligence review of the Loan Parties and their Subsidiaries, their assets, business, obligations and the transactions contemplated herein, the results of which shall be satisfactory in form and substance to Lenders, including, without limitation, (i) an examination of (A) Borrower’s projected Total Revenue for such periods as required by Lenders, (B) such valuations of Borrower and its assets as Lenders shall require (C) the terms and conditions of all obligations owed by Borrower deemed material by Lenders, the results of which shall be satisfactory in form and substance to Lenders and (D) background checks with respect to the managers, officers and owners of Borrower required by Agent; (ii) an examination of the Collateral, the financial statements and the books, records, business, obligations, financial condition and operational state of Borrower, and Borrower shall have demonstrated to Agent’s satisfaction, in its sole discretion, that (x) no operations of Borrower are the subject of any governmental investigation, evaluation or any remedial action which could result in any expenditure or liability deemed material by Lenders, in their sole discretion, and (y) Borrower has no liabilities or obligations (whether contingent or otherwise) that are deemed material by Lenders, in their sole discretion.

4.6               Corporate Matters.

All corporate and other proceedings, documents, instruments and other legal matters in connection with the transactions contemplated by the Loan Documents (including, but not limited to, those relating to corporate and capital structures of Borrower) shall be satisfactory to Lenders in their sole discretion.

4.7               Closing Date Warrant.

Agent shall have received the fully executed Closing Date Warrant.

4.8               No Material Adverse Effect.

There shall not be any Debt or material obligations (other than those permitted pursuant to Section 7.1 hereof or as otherwise set forth in the Schedules to this Agreement) of any nature with respect to any Loan Party which could reasonably be likely to have a Material Adverse Effect.

Section 5                     Representations and Warranties.

To induce Agent and Lenders to enter into this Agreement and to induce Lenders to make the Loan hereunder, Borrower represents and warrants to Agent and Lenders, as of the Closing Date and the date of each advance of the Term Loan thereafter (if any), that:

5.1               Organization.

Each Loan Party is duly incorporated, validly existing and (if applicable) in good standing under the laws of its state or country of jurisdiction as set forth on Schedule 5.1, and is duly qualified to carry on its business in each jurisdiction set forth on Schedule 5.1, which are all of the jurisdictions in which failure to so qualify would reasonably be likely to have or result in a Material Adverse Effect. Each Loan Party has the power to own its assets and carry on its business as it is being conducted. The Israeli Subsidiary has not been declared, nor is there an outstanding written warning that it may be declared, a “breaching company” by the Israeli Companies Registrar.

5.2               Authorization; No Conflict.

Each Loan Party is duly authorized to execute and deliver each Loan Document to which it is a party, to borrow or guarantee monies thereunder, as applicable, and to perform its Obligations under each Loan Document to which it is a party. The execution, delivery and performance by each Loan Party of this Agreement and the other Loan Documents to which it is a party, as applicable, and the transactions contemplated therein, do not and will not (a) require any consent or approval of any Governmental Authority (other than any consent or approval which has been obtained and is in full force and effect) and except for the IIA Consent with respect to any charged over the IIA Funded IP, (b) conflict with (i) any provision of applicable law (including any Health Care Law), (ii) the charter, constitution, certificate of incorporation, by-laws, or other organizational documents of such Loan Party or (iii) (except as it relates to the documents governing the Prior Debt, each of which will be terminated and/or paid on the Closing Date) any Material Contract, or any judgment, order or decree, which is binding upon any Loan Party or any of its properties or (c) require, or result in, the creation or imposition of any Lien on any asset of any Loan Party (other than Liens in favor of Agent created pursuant to the Collateral Documents). No limit on any Loan Party’s powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Loan Documents to which it is a party.

5.3               Validity; Binding Nature.

Each of this Agreement and each other Loan Document to which any Loan Party is a party, as applicable, is the legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity and concepts of reasonableness.

5.4               Financial Condition.

(a)                All audited financial statements of Borrower previously delivered pursuant hereto, were prepared in accordance with GAAP and present fairly in all material respects the consolidated financial condition of Borrower as at such dates and the results of its operations for the periods then ended.

(b)                The consolidated financial projections (including an operating budget and a cash flow budget) of Borrower delivered to Agent and Lenders on or prior to the Closing Date (i) were prepared by Borrower in good faith and (ii) were prepared in accordance with assumptions for which Borrower believes it has a reasonable basis, and the accompanying consolidated and consolidating pro forma unaudited balance sheet of Borrower as at the Closing Date, adjusted to give effect to the financings contemplated hereby as if such transactions had occurred on such date, is consistent in all material respects with such projections (it being understood that the projections are not a guaranty of future performance and that actual results during the period covered by the projections may materially differ from the projected results therein).

5.5               [Reserved].

5.6               Litigation.

No litigation (including derivative actions), arbitration proceeding, administrative proceeding or governmental investigation or proceeding is pending or, to Borrower’s knowledge, threatened against any Loan Party that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. As of the Closing Date, other than any liability incidental to such litigation or proceedings, no Loan Party has any material Contingent Obligations not disclosed in the financial statements specified in Section 5.4(a).

5.7               Ownership of Properties; Liens.

Borrower and each other Loan Party owns, or leases or licenses, as applicable, all of its material properties and assets, tangible and intangible, of any nature whatsoever that it purports to own, or lease, as applicable (including Intellectual Property), free and clear of all Liens and charges and claims (including infringement claims with respect to Intellectual Property), except Permitted Liens and as set forth on Schedule 5.7, and except for with respect to the requirements of the R&D Law in connection with IIA Funded IP.

5.8               Capitalization.

All issued and outstanding Equity Interests of Loan Parties are duly authorized, validly issued, fully paid, non-assessable, and such securities were issued in compliance in all material respects with all applicable laws concerning the issuance of securities. Schedule 5.8 sets forth the authorized Equity Interests of each Loan Party as of the Closing Date as well as all Persons, in the case of Borrower to its knowledge, owning more than ten percent (10%) of the outstanding Equity Interests in each such Loan Party as of the Closing Date.

5.9               Pension Plans.

No Loan Party has, nor to Borrower’s knowledge has any Loan Party ever had, a Pension Plan, except for where required under Israeli law (including without limitations, any collective bargaining agreements as expanded to the general labor market in Israel under expansion orders) in connection with the Israeli Subsidiary.

5.10           Investment Company Act.

No Loan Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company”, within the meaning of the Investment Company Act of 1940.

5.11           No Default.

No Event of Default or Default exists or would result from the incurrence by Borrower of any Debt hereunder or under any other Loan Document or as a result of any Loan Party entering into the Loan Documents to which it is a party.

5.12           Margin Stock.

No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. As of the Closing Date, no portion of the Obligations is secured directly or indirectly by Margin Stock.

5.13           Taxes.

Each Loan Party has filed, or caused to be filed, all material federal, state, foreign and other tax returns and reports required by law to have been filed by it and has paid all material federal, state, foreign and other taxes and governmental charges thereby shown to be owing, except any such taxes or charges (a) that are not delinquent or (b) that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on its books.

5.14           Solvency.

On the Closing Date, and immediately prior to and after giving effect to the borrowing hereunder and the use of the proceeds hereof, Borrower is, and will be, Solvent.

5.15           Environmental Matters.

The on-going operations of Loan Parties comply in all respects with all applicable Environmental Laws, except for non-compliance which could not (if enforced in accordance with applicable law) reasonably be expected to result in a Material Adverse Effect. Each Loan Party has obtained, and maintained in good standing, all licenses, permits, authorizations and registrations required under any Environmental Law and necessary for its respective ordinary course operations, and each Loan Party is in compliance with all material terms and conditions thereof, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. No Loan Party nor any of their respective properties or operations is subject to any outstanding written order from or agreement with any federal, state, or local Governmental Authority, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Substance. There are no Hazardous Substances or other conditions or circumstances existing with respect to any property, or arising from operations prior to the Closing Date, of any Loan Party that would reasonably be expected to result in a Material Adverse Effect. No Loan Party has underground storage tanks.

5.16           Insurance.

Loan Parties and their respective properties are insured with financially sound and reputable insurance companies which are not Affiliates of any Loan Party, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Parties operate, as applicable. A true and complete listing of such insurance as of the Closing Date, including issuers, coverages and deductibles, is set forth on Schedule 5.16.

5.17           Information.

All written information heretofore or contemporaneously herewith furnished in writing by Borrower to Agent or any Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby, taken as a whole, is, and all written information hereafter furnished by or on behalf of Borrower to Agent or any Lender pursuant hereto or in connection herewith, taken as a whole, will be true and accurate in all material respects on the date as of which such information, taken as a whole, is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in any material respect in light of the circumstances under which made (it being recognized by Agent and Lenders that any projections and forecasts provided by Borrower are based on good faith estimates and assumptions believed by Borrower to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

5.18           Intellectual Property; Products and Services.

(a)                Schedule 5.18(a) (as updated from time to time in accordance with Section 6.1.2 hereof) accurately and completely lists all of Loan Parties’ Registered Intellectual Property. Each Loan Party owns and possesses or has a license or other right to use all Intellectual Property as is necessary for the conduct of the business of such Loan Party, without any infringement upon the intellectual property rights of others, except as otherwise set forth on Schedule 5.18(a) hereto.

(b)                Schedule 5.18(b) (as updated from time to time in accordance with Section 6.1.2 hereof) accurately and completely lists all material Products and Services and all Required Permits in relation thereto.

(c)                With respect to any Product or Service being tested, manufactured, marketed, sold, and/or delivered by Loan Parties, the applicable Loan Party has received (or the applicable, authorized third parties have received), and such Product or Service is the subject of, all Required Permits needed in connection with the testing, manufacture, marketing, sale, and/or delivery of such Product or Service by or on behalf of Loan Parties as currently conducted. No Loan Party has received any notice from any applicable Governmental Authority, specifically including the FDA and/or CMS, that such Governmental Authority is conducting an investigation or review (other than a normal routine scheduled inspection) of any Loan Party’s (x) manufacturing facilities, laboratory facilities, the processes for such Product, or any related sales or marketing activities and/or the Required Permits related to such Product, and (y) laboratory facilities, the processes for such Services, or any related sales or marketing activities and/or the Required Permits related to such Services. There are no material deficiencies or violations of applicable laws in relation to the manufacturing, processes, sales, marketing, or delivery of such Product or Services and/or the Required Permits related to such Product or Services, no Required Permit has been revoked or withdrawn, nor, to the best of Borrower’s knowledge, has any such Governmental Authority issued any order or recommendation stating that the development, testing, manufacturing, sales and/or marketing of such Product or Services by or on behalf of Loan Parties should cease or be withdrawn from the marketplace, as applicable.

(d)                Except as set forth on Schedule 5.18(b), (A) there have been no adverse clinical trial results in respect of any Product since the date on which the applicable Loan Party acquired rights to such Product, and (B) there have been no product recalls or voluntary product withdrawals from any market in respect of any Product since the date on which the applicable Loan Party acquired rights to such Product.

(e)                No Loan Party has experienced any significant failures in its manufacturing of any Product which caused any reduction in Products sold.

5.19           Restrictive Provisions.

No Loan Party is a party to any agreement or contract or subject to any restriction contained in its operative documents which would reasonably be expected to have a Material Adverse Effect.

5.20           Labor Matters.

No Loan Party is subject to any labor or collective bargaining agreement, except, with respect to the Israeli Subsidiary, such collective bargaining agreements which have been expanded through expansion orders which expanded such collective bargaining agreements to the general labor market. There are no existing or threatened strikes, lockouts or other labor disputes involving any Loan Party that singly or in the aggregate would reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of each Loan Party are not in violation in any material respect of the Fair Labor Standards Act or any other applicable law, rule, directive or regulation dealing with such matters. Each Loan Party has fully and timely made any and all social benefits and pension contributions and payments required to be made by such Loan Party according to any applicable law or agreement.

5.21           Material Contracts.

Schedule 5.21 sets forth, with respect to each real estate lease agreement to which any Loan Party is a party as of the Closing Date, the address of the subject property. The consummation of the transactions contemplated by the Loan Documents will not give rise to a right of termination in favor of any party to any Material Contract (other than a Loan Party) which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.22           Compliance with Laws; Health Care Laws.

(a)                Laws Generally. Each Loan Party is in compliance with, and is conducting and has conducted its business and operations in material compliance with the requirements of all applicable laws, rules, regulations, directives, decrees, orders, judgments and Permits, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect.

(b)                Health Care Laws. Without limiting the generality of clause (a) above:

(i)                 No Loan Party is in violation of any applicable Health Care Laws, except for any such violation which would not reasonably be expected (either individually and taken as a whole with any other violations) to have a Material Adverse Effect.

(ii)               Each Loan Party (either directly or through one or more authorized third parties) has (i) all licenses, consents, accreditations, certificates, permits, authorizations, approvals, franchises, registrations, qualifications and other rights from, and has made all applicable declarations and filings with, all applicable Governmental Authorities and self-regulatory authorities (each, an “Authorization”) necessary to engage in the business conducted by it, except for such Authorizations with respect to which the failure to obtain would not reasonably be expected to have a Material Adverse Effect, and (ii) no knowledge that any Governmental Authority is considering limiting, suspending or revoking any such Authorization, except where the limitation, suspension or revocation of such Authorization would not reasonably be expected to have a Material Adverse Effect. All such Authorizations are valid and in full force and effect and such Loan Party is in material compliance with the terms and conditions of all such Authorizations and with the rules, guidance documents, directives and regulations of the applicable regulatory authorities having jurisdiction with respect to such Authorizations, except where failure to be in such compliance or for an Authorization to be valid and in full force and effect could not reasonably be expected to have a Material Adverse Effect.

(iii)             Each Loan Party has received and maintains accreditation in good standing and without limitation or impairment by all applicable accrediting organizations, to the extent required by applicable law or regulation (including any foreign law or equivalent directive or regulation), except where the failure to be so accredited and in good standing without limitation would not reasonably be expected to have a Material Adverse Effect.

(iv)              Except where any of the following would not reasonably be expected to have a Material Adverse Effect, no Loan Party has been, or has been threatened to be, (i) excluded from U.S. health care programs pursuant to 42 U.S.C. §1320(a)7 or any related regulations, (ii) “suspended” or “debarred” from selling products to the U.S. government or its agencies pursuant to the Federal Acquisition Regulation, relating to debarment and suspension applicable to federal government agencies generally (48 C.F.R. Subpart 9.4), or other applicable laws, directives or regulations, or (iii) made a party to any other action by any Governmental Authority that may prohibit it from selling products to any governmental or other purchaser pursuant to any federal, state, local or foreign laws, directives or regulations.

(v)                No Loan Party has received any written notice from the FDA, CMS, or any other Governmental Authority with respect to, nor to Borrower’s best knowledge is there, any actual or threatened investigation, inquiry, or administrative or judicial action, hearing, or enforcement proceeding by the FDA, CMS, or any other Governmental Authority against any Loan Party regarding any violation of applicable law, except for such investigations, inquiries, or administrative or judicial actions, hearings, or enforcement proceedings which, individually and in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.23           Existing Indebtedness; Investments, Guarantees and Certain Contracts.

Except as otherwise permitted pursuant to Section 7.1 or Section 7.10, no Loan Party (a) has any outstanding Debt, except Debt under the Loan Documents, or (b) owns or holds any equity or long-term debt investments in, or has any outstanding advances to or any outstanding guarantees for the obligations of, or any outstanding borrowings from, any other Person.

5.24           Affiliated Agreements.

Except as permitted by Section 7.7 and employment agreements entered into with employees, managers, officers and directors from time to time in the ordinary course of business, there are no existing or proposed agreements, arrangements, understandings or transactions between any Loan Party, on the one hand, and such Loan Party’s members, managers, managing members, investors, officers, directors, stockholders, other equity holders, employees, or Affiliates or any members of their respective families, on the other hand.

5.25           Names; Locations of Offices, Records and Collateral; Deposit Accounts.

No Loan Party has conducted business under or used any name (whether corporate, partnership or assumed) other than such names set forth on Schedule 5.25A. Each Loan Party is the sole owner(s) of all of its respective names listed on Schedule 5.25A, and any and all business conducted and invoices issued in such names are such Loan Party’s sales, business and invoices. Each Loan Party maintains, and since its formation has maintained, respective places of business only at the locations set forth on Schedule 5.25B, and all books and records of Loan Parties relating to or evidencing the Collateral are located in and at such locations (other than (i) Deposit Accounts, (ii) Collateral in the possession of Agent, for the benefit of Agent and Lenders, and (iii) other locations disclosed to Agent from time to time in writing). Schedule 7.14 lists all of Loan Parties’ Deposit Accounts as of the Closing Date. All of the tangible Collateral is located at one or more of the locations set forth on Schedule 5.25A.

5.26           Non-Subordination.

Except for as prescribed by the R&D Law with respect to the IIA Funded IP, the payment and performance of the Obligations by Loan Parties are not subordinated in any way to any other obligations of such Loan Parties or to the rights of any other Person.

5.27           Broker’s or Finder’s Commissions.

Except as set forth in Schedule 5.27, no broker’s, finder’s or placement fee or commission will be payable to any broker or agent engaged by any Loan Party or any of its officers, directors or agents with respect to the Loan or the transactions contemplated by this Agreement except for fees payable to Agent and Lenders. Borrower agrees to indemnify Agent and each Lender and hold each harmless from and against any claim, demand or liability for broker’s, finder’s or placement fees or similar commissions, payable by Borrower, alleged to have been incurred in connection with such transactions, other than any broker’s or finder’s fees payable to Persons engaged by Agent and/or Lenders.

5.28           Anti-Terrorism; OFAC.

(a)                No Loan Party nor any Person controlling or controlled by a Loan Party, nor, to Borrower’s knowledge, any Person having a beneficial interest in a Loan Party, nor any Person for whom a Loan Party is acting as agent or nominee in connection with this transaction (1) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (2) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner that violates of Section 2 of such executive order, or (3) is a Person on the list of Specially Designated Nationals and Blocked Persons or is in violation of the limitations or prohibitions under any other OFAC regulation or executive order.

(b)                No part of the proceeds of the Loan will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.29           Security Interest.

Each Loan Party has full right and power to grant to Agent, for the benefit of itself and the other Lenders, a perfected, first priority (subject to Permitted Liens and receipt of the IIA Consent in connection with the IIA Funded IP) security interest and Lien on the Collateral pursuant to this Agreement and the other Loan Documents, as applicable (and with respect to Liens over the assets of Israeli Subsidiary or the Israeli Floating Charge, as applicable), subject to the following sentence. Upon the execution and delivery of this Agreement and the other Loan Documents, and upon the filing of the necessary financing statements and/or appropriate filings and/or delivery of the necessary certificates evidencing any equity interest, control and/or possession, as applicable, without any further action, Agent will have a good, valid and first priority (subject to Permitted Liens and receipt of the IIA Consent in connection with the IIA Funded IP) perfected Lien and security interest in the Collateral, for the benefit of Agent and Lenders. Borrower is not party to any agreement, document or instrument that conflicts with this Section 5.29.

5.30           Survival.

Borrower hereby makes the representations and warranties contained herein with the knowledge and intention that Agent and Lenders are relying and will rely thereon. All such representations and warranties will survive the execution and delivery of this Agreement, the closing and the making of the Loan.

Section 6                     Affirmative Covenants.

Until all Obligations have been Paid in Full, Borrower agrees that, unless at any time Agent shall otherwise expressly consent in writing, it will:

6.1               Information.

Furnish to Agent (which shall furnish to each Lender):

6.1.1          Annual Report.

Promptly when available and in any event within ninety (90) days after the close of each Fiscal Year: (a) a copy of the annual audited report of Borrower and its Subsidiaries for such Fiscal Year, including therein a consolidated and consolidating balance sheet and statement of earnings and cash flows of Borrower and its Subsidiaries as at the end of and for such Fiscal Year, certified without qualification (except for qualifications relating to changes in accounting principles or practices reflecting changes in GAAP and required or approved by Borrower’s independent certified public accountants) by independent auditors of recognized standing selected by Borrower and reasonably acceptable to Agent, and (ii) a comparison with the previous Fiscal Year; and (b) a comparison of actual results for such Fiscal Year with the budget for such Fiscal Year; each certified by the chief financial officer or another executive officer of Borrower.

6.1.2          Interim Reports.

(a)                Promptly when available and in any event within forty-five (45) days after the close of each Fiscal Quarter, (a) a copy of the unaudited quarterly report of Borrower and its Subsidiaries for such Fiscal Quarter, including therein a consolidated and consolidating balance sheet and statement of earnings and cash flows of Borrower and its Subsidiaries as at the end of and for such Fiscal Quarter, and (b) a comparison with the budget for such period of the current Fiscal Year (which may be in preliminary form), certified by the chief financial officer or other executive officer of Borrower.

(b)                Together with each such quarterly report to be delivered pursuant to clause (a) above, Borrower shall provide to Agent, updated Schedules to this Agreement, as applicable, setting forth any material changes to the disclosures set forth in such schedules as most recently provided to Agent or, as applicable, a written statement of Borrower’s management stating that there have been no changes to such disclosures as most recently provided to Agent.

(c)                Promptly when available and in any event within thirty (30) days after the end of each calendar month, a written statement of Borrower’s management in setting forth a summary discussion of Borrower’s financial condition, changes in financial condition and results of operations.

(d)                Promptly when available and in any event within fifteen (15) days after the end of each calendar month, (i) a statement of the Consolidated Unencumbered Liquid Assets of Loan Parties as determined on the last day of the prior calendar month and (ii) a certification signed by an officer of Borrower stating whether or not Borrower was in compliance with the requirements Section 7.13.1 as of each Business Day during the prior calendar month, each in form and substance reasonably acceptable to Agent.

6.1.3          Quarterly Review Meeting.

Borrower and any other Loan Parties as requested by Agent shall be available in person or via teleconference as and when requested by Agent and no less frequently than quarterly for a review meeting regarding the status of Borrower, the Collateral and performance of the same.

6.1.4          [Reserved].

6.1.5          Compliance Certificate.

Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 6.1.1 and each set of quarterly statements pursuant to Section 6.1.2 (including, for the avoidance of doubt the quarterly statements delivered for the Fiscal Quarter ending December 31st of each year), a duly completed Compliance Certificate, with appropriate insertions, dated the date of delivery and corresponding to such annual report or such quarterly statements, and signed by a Responsible Officer of Borrower, containing computations, if applicable, showing compliance with Section 7.13 and a statement to the effect that such officer has not become aware of any Event of Default or Default that exists or, if there is any such event, describing it and the steps, if any, being taken to cure it.

6.1.6          Reports to Governmental Authorities and Shareholders.

Promptly upon the filing or sending thereof, copies of (a) all regular, periodic or special reports of each Loan Party filed with any Governmental Authority (excluding all regular and periodic filings related to Taxes (other than annual income tax filings)), (b) all registration statements (or such equivalent documents) of each Loan Party filed with any Governmental Authority and (c) all proxy statements or other communications made to the holders of Borrower’s Equity Interests generally.

6.1.7          Notice of Default; Litigation.

Promptly upon becoming aware of any of the following, written notice describing the same and summarizing the steps being taken by Borrower or the applicable Loan Party affected thereby with respect thereto:

(a)                the occurrence of an Event of Default;

(b)                any litigation, arbitration or administrative or governmental investigation or proceeding not previously disclosed by Borrower to Lenders which has been instituted or, to the knowledge of Borrower, is threatened in writing against Borrower or any other Loan Party or to which any of the properties of any thereof is subject, which in each case would reasonably be expected to have a Material Adverse Effect;

(c)                the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 303(k) of ERISA) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which could result in the requirement that Borrower or any other Loan Party furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any material increase in the contingent liability of Borrower or any other Loan Party with respect to any post-retirement welfare plan benefit, or any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise Tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the IRC, that any such plan is or may be terminated, or that any such plan is or may become insolvent;

(d)                any cancellation or material adverse change in any insurance maintained by Borrower or any other Loan Party;

(e)                any other event (including (i) any violation of any law, including any Environmental Law, or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule, directive or regulation) which would reasonably be expected to have a Material Adverse Effect; or

(f)                 (i) any suspension, revocation, cancellation or withdrawal of an Authorization required for Borrower or any other Loan Party, is threatened or there is any basis for believing that such Authorization will not be renewable upon expiration or will be suspended, revoked, cancelled or withdrawn, (ii) Borrower or any other Loan Party enters into any consent decree or order pursuant to any Health Care Law and Regulation, or becomes a party to any judgment, decree or judicial or administrative order pursuant to any Health Care Law, (iii) receipt of any written notice or other written communication from the FDA, CMS, or any other applicable Governmental Authority alleging non-compliance with CLIA or any other applicable Health Care Law, (iv) the occurrence of any violation of any Health Care Law by Borrower or any of the other Loan Parties in the development or provision of Services, and record keeping and reporting to the FDA or CMS that would reasonably be expected to require or lead to an investigation, corrective action or enforcement, regulatory or administrative action, (v) the occurrence of any civil or criminal proceedings relating to Borrower or any of the other Loan Parties or any of their respective employees, which involve a matter within or related to the FDA’s or CMS’ jurisdiction, (vi) any officer, employee or agent of Borrower or any of the other Loan Parties is convicted of any crime or has engaged in any conduct for which debarment is mandated or permitted by 21 U.S.C. § 335a, or (vii) any officer, employee or agent of Borrower or any of the other Loan Parties has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal, provincial, state or local health care programs under Section 1128 of the Social Security Act or any similar law or regulation.

6.1.8          Projections.

As soon as practicable, and in any event not later than ninety (90) days after the commencement of each Fiscal Year, financial projections on a quarterly basis for the Loan Parties for such Fiscal Year prepared in a manner consistent with the projections delivered by Borrower to Agent prior to the Closing Date or otherwise in a manner reasonably satisfactory to Agent, accompanied by a certificate of a Responsible Officer of Borrower on behalf of Borrower to the effect that (a) such projections were prepared by them in good faith, (b) Borrower believes that it has a reasonable basis for the assumptions contained in such projections, (c) such projections have been prepared in accordance with such assumptions and (d) such projections have been approved in writing by the Board as the operating plan for the subsequent Fiscal Year.

6.1.9          Updated Schedules to Guarantee and Collateral Agreement.

Contemporaneously with the furnishing of each annual audit report pursuant to Section 6.1.1, updated versions of the Schedules to the Guarantee and Collateral Agreement showing information as of the date of such audit report (it being agreed and understood that this requirement shall be in addition to the notice and delivery requirements set forth in the Guarantee and Collateral Agreement).

6.1.10      Other Information.

Promptly, from time to time as Agent reasonably requests, Borrower shall deliver or shall cause to be delivered to Agent:

(a)                copies of any reports, statements or written materials (other than routine communications (electronic or otherwise) between Borrower or its Affiliates and such entities that are not material in nature) in relation to any Material Contract;

(b)                such other information concerning Borrower and any other Loan Party as Agent may reasonably request;

(c)                copies of all material communication as well as other material documents received by Loan Parties or any of their Subsidiaries from the FDA, CMS, DEA, or any other Governmental Authority; and

(d)                copies of (x) any notices or other communications relating to any breach, default, or event of default with respect to any Subordinated Debt and (y) any other modifications or amendments entered into in relation to any Subordinated Debt.

6.2               Books; Records; Inspections.

6.2.1          Maintain Books and Records

Borrower shall keep, and cause each other Loan Party to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP.

6.2.2          Access by the Agent etc.

Borrower shall

(a)                permit, and cause each other Loan Party to permit (at any reasonable time and with reasonable notice), Agent or any representative thereof to inspect the properties and operations of Borrower or any other Loan Party;

(b)                permit, and cause each other Loan Party to permit, at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), Agent (accompanied by any Lender) or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and Borrower hereby authorizes such independent auditors to discuss such financial matters with any Lender or Agent or any representative thereof), and to examine (and, at the expense of Borrower or the applicable Loan Party, photocopy extracts from) any of its books or other records; and

(c)                permit, and cause each other Loan Party to permit, (at any reasonable time and with reasonable notice) Agent and its representatives to inspect the Collateral and other tangible assets of Borrower or Loan Party, to perform appraisals of the equipment of Borrower or Loan Party, and to inspect, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to any Collateral.

Notwithstanding the forgoing, Agent and Lenders shall limit any such audits, visitations and inspections described in this Section 6.2.2 to two (2) such occurrences (in the aggregate) during any twelve (12) month period prior to the occurrence and continuance of an Event of Default.

6.3               Conduct of Business; Maintenance of Property; Insurance.

(a)                Borrower shall, and shall cause each other Loan Party to, (i) conduct its business substantially in accordance with its current business practices, (ii) engage principally in the same or similar lines of business substantially as heretofore conducted and lines of business ancillary thereto, (iii) collect any Royalties in the ordinary course of business, (iv) maintain all of its Collateral used or useful in its business in good repair, working order and condition (normal wear and tear excepted and except as may be disposed of in the ordinary course of business and in accordance with the terms of the Loan Documents), (v) from time to time to make all necessary repairs, renewals and replacements to the Collateral; (vi) maintain and keep in full force and effect all material Permits and qualifications to do business and good standing in its jurisdiction of formation and each other jurisdiction in which the ownership or lease of property or the nature of its business makes such Permits or qualification necessary and in which failure to maintain such Permits or qualification could reasonably be expected to be, have or result in a Material Adverse Effect; (vii) remain in good standing and maintain operations in all jurisdictions in which it is currently located, except where the failure to remain in good standing or maintain operations would not reasonably be expected to be, have or result in a Material Adverse Effect, and (viii) maintain, comply with and keep in full force and effect all Intellectual Property and Permits necessary to conduct its business.

(b)                Borrower shall keep, and cause each other Loan Party to keep, all property necessary in the business of Borrower or each other Loan Party in good working order and condition, ordinary wear and tear excepted.

(c)                Borrower shall maintain, and cause each other Loan Party to maintain, with responsible insurance companies, such insurance coverage as shall be required by all laws, directives, governmental regulations and court decrees and orders applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is (i) customarily maintained by Persons operating in the same geographical region as Borrower that are (A) subject to CLIA and other applicable Health Care Laws, or (B) otherwise delivering to customers products or services similar to the Services (in each case, as determined by Agent acting in its reasonable discretion), and (ii) otherwise in form, substance, and amounts acceptable to Agent acting in its reasonable discretion; provided that in any event, such insurance shall, unless the Agent otherwise agrees, insure against all risks and liabilities of the type insured against as of the Closing Date and shall have insured amounts no less than, and deductibles no higher than, those amounts provided for as of the Closing Date. Upon request of Agent, Borrower shall furnish to Agent a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by Borrower and each other Loan Party.

(d)                Unless Borrower provides Agent with evidence of the continuing insurance coverage required by this Agreement, Agent (upon reasonable advance notice to Borrower) may purchase insurance at Borrower’s expense to protect Agent’s and Lenders’ interests in the Collateral. This insurance shall protect Borrower’s and each other Loan Party’s interests. The coverage that Agent purchases shall pay any claim that is made against Borrower or any other Loan Party in connection with the Collateral. Borrower may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that Borrower has obtained the insurance coverage required by this Agreement. If Agent purchases insurance for the Collateral, as set forth above, Borrower will be responsible for the reasonable costs of that insurance, including interest and any other charges that may be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance, and such costs of the insurance may be added to the principal amount of the Loans owing hereunder.

6.4               Compliance with Laws; Payment of Taxes and Liabilities.

(a)                Comply, and cause each other Loan Party to comply, in all material respects with all applicable laws, rules, regulations, directives, decrees, orders, judgments, licenses and permits, except where failure to comply would not reasonably be expected to have a Material Adverse Effect; (b) without limiting clause (a) above, ensure, and cause each other Loan Party to ensure, that no person who Controls a Loan Party is (i) listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a Person designated under Section 1(b), (c) or (d) or Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders; (c) without limiting clause (a) above, comply and cause each other Loan Party to comply, with all applicable Bank Secrecy Act and anti-money laundering laws, directives and regulations, (d) file, or cause to be filed, all federal, state, foreign and other Tax returns and reports required by law to be filed by any Loan Party, and (e) pay, and cause each other Loan Party to pay, prior to delinquency, all foreign, federal, state and other Taxes and other material governmental charges against it or any of its property, as well as material claims of any kind which, if unpaid, could become a Lien (other than a Permitted Lien) on any of its property; provided that the foregoing shall not require Borrower or any other Loan Party to pay any such tax, charge or claim so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP. For purposes of this Section 6.4, “Control” shall mean, when used with respect to any Person, (x) the direct or indirect beneficial ownership of fifty-one percent (51%) or more of the outstanding Equity Interests of such Person or (y) the power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

6.5               Maintenance of Existence.

Maintain and preserve, and (subject to Section 7.4) cause each other Loan Party to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary, other than any such jurisdiction where the failure to be qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

6.6               Employee Benefit Plans.

6.6.1          Pension Plans

Except to the extent that failure to do so would not be reasonably expected to result in (a) a Material Adverse Effect or (b) liability in excess of $100,000 of any Loan Party, maintain, and cause each other Loan Party to maintain, each Pension Plan (if any) in substantial compliance with all applicable requirements of law, directives and regulations.

6.7               Environmental Matters.

Except to the extent the failure to do so would not be reasonably expected to result in a Material Adverse Effect, if any release or disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of Borrower or any other Loan Party, cause, or direct the applicable Loan Party to cause, the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as is necessary to comply in all material respects with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, except to the extent the failure to do so would not be reasonably expected to result in a Material Adverse Effect, Borrower shall, and shall cause each other Loan Party to, comply with each valid federal or state judicial or administrative order requiring the performance at any real property by Borrower or any other Loan Party of activities in response to the release or threatened release of a Hazardous Substance.

6.8               Further Assurances.

Take, and cause each other Loan Party to take, such actions as are necessary or as Agent or the Required Lenders may reasonably request from time to time to ensure that the Obligations of Borrower and each other Loan Party under the Loan Documents are secured by a perfected Lien in favor of Agent (subject only to the Permitted Liens) on substantially all of the assets of Borrower and each Loan Party (as well as all equity interests of each Loan Party) and guaranteed by each Loan Party (including, promptly upon the acquisition or creation thereof, any Subsidiary of Borrower acquired or created after the Closing Date), in each case including (a) the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, deeds of trust, financing statements and other documents, and the filing or recording of any of the foregoing; (b) the delivery of certificated securities (if any) and other Collateral with respect to which perfection is obtained by possession but excluding (i) the requirement for the Loan Parties to execute and deliver leasehold mortgages, and (ii) any other Excluded Collateral as defined in the Guarantee and Collateral Agreement; and (c) using commercially reasonable efforts to obtain and deliver executed Collateral Access Agreements in relation to any foreign and domestic location where a material portion of the Collateral is held or otherwise stored from time to time. Notwithstanding anything to the contrary, Agent understands and agrees that the perfection of certain rights in the Collateral is subject to the IIA Consent. Unless otherwise specified herein or any Loan Document, Borrower shall make its best commercial efforts to secure such consent as soon as practicable, and the Agent shall fully cooperate with Borrower for such purposes, and execute all documents and instruments reasonably required in that respect. In addition, Borrower shall cause the Israeli Subsidiary, promptly upon the payoff at Closing to the Departing Lender, to remove all Departing Lender Liens over the assets of the Israeli Subsidiary.

6.9               Compliance with Health Care Laws.

(a)                Without limiting or qualifying Section 6.4 or any other provision of this Agreement, Borrower will comply, and will cause each other Loan Party to comply, in all material respects with all applicable Health Care Laws relating to the operation of such Person’s business, except where failure to comply would not reasonably be expected to have a Material Adverse Effect.

(b)                Borrower will, and will cause each other Loan Party to:

(i)                 Keep in full force and effect all Authorizations required to operate such Person’s business under applicable Health Care Laws and maintain any other qualifications necessary to conduct, arrange for, administer, provide services in connection with or receive payment for all applicable Services, except to the extent such failure to keep in full force and effect or maintain would not reasonably be expected to have a Material Adverse Effect.

(ii)               Promptly furnish or cause to be furnished to the Agent, (w) copies of all material reports of investigational/inspectional observations issued to and received by the Loan Parties or any of their Subsidiaries, and issued by any Governmental Authority relating to such Person’s business, (x) copies of all material establishment investigation/inspection reports (including, but not limited to, FDA Form 483’s) issued to and received by Loan Parties or any of their Subsidiaries and issued by any Governmental Authority, (y) copies of all material warnings and material untitled letters as well as other material documents received by Loan Parties or any of their Subsidiaries from the FDA, CMS, DEA, or any other Governmental Authority relating to or arising out of the conduct applicable to the business of the Loan Parties or any of their Subsidiaries that asserts past or ongoing lack of compliance with any Health Care Law or any other applicable foreign, federal, state or local law, directive or regulation of similar import and (z) notice of any formal, material investigation or material audit or similar proceeding by the FDA, DEA, CMS, or any other Governmental Authority.

(iii)             Promptly furnish or cause to be furnished to the Agent, (in such form as may be reasonably required by Agent) copies of all complete, non-privileged, reports, correspondence, pleadings and other communications relating to any matter that could lead to the loss, revocation or suspension (or threatened loss, revocation or suspension) of any material Authorization or of any material qualification of any Loan Party or Subsidiary; provided that any internal reports to a Person’s compliance “hot line” which are promptly investigated and determined to be without merit need not be reported.

(iv)              Promptly furnish or cause to be furnished to the Agent notice of all material fines or penalties imposed by any Governmental Authority under any Health Care Law against any Loan Party or any of its Subsidiaries.

(v)                Promptly furnish or cause to be furnished to the Agent notice of all formal, material allegations by any Governmental Authority (or any agent thereof) of fraudulent activities of any Loan Party or any of its Subsidiaries in relation to the provision of clinical research or related services.

Notwithstanding anything to the contrary in any Loan Document, no Loan Party or any of its Subsidiaries shall be required to furnish to Agent or any Lender patient-related or other information, the disclosure of which to Agent or such Lender is prohibited by any applicable law.

6.10           Cure of Violations.

If there shall occur any breach of Section 6.9, Borrower shall take such commercially reasonable action as is necessary to validly challenge or otherwise appropriately respond to such fact, event or circumstance within any timeframe required by applicable Health Care Laws, and shall thereafter diligently pursue the same.

6.11           Corporate Compliance Program.

Maintain, and will cause each other Loan Party to maintain on its behalf, a corporate compliance program reasonably acceptable to Agent to ensure continuing compliance in all material respects with all applicable Health Care Laws. Until the Obligations have been Paid in Full, Borrower will modify such corporate compliance program from time to time (and cause the other Loan Parties and their Subsidiaries to modify their respective corporate compliance programs) as may be reasonable to attempt to ensure continuing compliance in all material respects with all applicable Health Care Laws. Borrower will permit Agent and/or any of its outside consultants to review such corporate compliance programs from time to time upon reasonable notice and during normal business hours of Borrower.

6.12           Payment of Debt.

Except as otherwise prescribed in the Loan Documents, Borrower shall pay, discharge or otherwise satisfy when due and payable (subject to applicable grace periods and, in the case of trade payables, to ordinary course of payment practices) all of its material obligations and liabilities, except when the amount or validity thereof is being contested in good faith by appropriate proceedings and appropriate reserves shall have been made in accordance with GAAP consistently applied.

6.13           Additional Subsidiaries.

(a)                Additional Subsidiaries. Promptly after the creation or acquisition of any Subsidiary (and, in any event, within forty-five (45) days after such creation or acquisition, as such time period may be extended by Agent in its reasonable discretion), cause such Person to (i) become a Loan Party by delivering to Agent a duly executed supplement to the Guarantee and Collateral Agreement or such other document as Agent shall approve for such purpose, (ii) grant a security interest in all Collateral (but not any Excluded Collateral as defined in the Guarantee and Collateral Agreement) owned by such Subsidiary by delivering to Agent a duly executed supplement to each applicable Collateral Document or such other document as Agent shall reasonably deem appropriate for such purpose and comply with the terms of each applicable Collateral Document, (iii) deliver to Agent such customary opinions, documents and certificates referred to in Section 4.2 as may be reasonably requested by Agent, (iv) deliver to Agent such original certificated Equity Interests or other certificates and stock or other transfer powers evidencing the Equity Interests in such Person, (v) deliver to Agent such updated Schedules to the Loan Documents as reasonably requested by Agent with respect to such Person, (vi) using commercially reasonable efforts to obtain and deliver executed Collateral Access Agreements in relation to any foreign and domestic location where a material portion of the Collateral is held or otherwise stored from time to time, and (vii) deliver to Agent such other documents as may be reasonably requested by Agent in order to comply with this Section 6.13, all in form, content and scope reasonably satisfactory to Agent.

(b)                Merger Subsidiaries. Notwithstanding the foregoing, to the extent any new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to an Acquisition permitted hereby, and such new Subsidiary at no time holds any material assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transaction (provided, however, that such merger consideration shall not be held by such new Subsidiary for more than five (5) Business Days without the approval of Agent in its reasonable discretion), such new Subsidiary shall not be required to take the actions set forth in Section 6.13(a) until the consummation of such Acquisition (at which time, the surviving entity of the respective merger transaction shall be required to so comply with Section 6.13(a) within forty-five (45) days of the consummation of such Acquisition, as such time period may be extended by Agent in its reasonable discretion).

6.14           Board Observation.

Borrower shall permit one (1) representative designated in writing from time to time by Agent to attend all meetings of its Board of Directors (the “Board”) in a non-voting capacity and shall give such representative copies of all notices, minutes, consents and other materials that it provides to its directors; provided that such representative shall, upon the Borrower’s request, agree in writing to hold in confidence and trust all information so provided; and provided further that Borrower reserves the right to exclude such individual from access to any of such materials or meetings or portions thereof if (a) the Board believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege or confidential information or (b) the Board reasonably believes that such access would or could materially impair the due consideration by the Board of any specific matter. The Board shall endeavor to meet no less than four (4) times in person during each calendar year. Borrower shall deliver to the Lender representative all information delivered to the Board in connection with Board meetings as and when such information is delivered to the Board. Borrower shall reimburse such board observers for all reasonable out-of-pocket expenses related to meetings of the Board and all Board-related activities in accordance with Section 10.4 hereof.

6.15           Post Closing Covenants:

6.15.1      Borrower shall cause Israeli Subsidiary to use its best commercial efforts to, within twenty one (21) days from the Closing Date, secure the IIA Consent with respect to IIA Funded IP, and shall deliver to the IIA, for such purpose, the IIA Undertaking in the form required by the IIA duly executed by Agent and delivered to Borrower no later than the Closing Date. Agent, on behalf of Lenders, acknowledges that any pledges over the IIA Funded IP will only be perfected upon the receipt of the IIA Consent (and in accordance with its terms).

6.15.2      Borrower shall deliver to Agent, on or before the date that is thirty (30) days following the Closing Date, fully-executed Account Control Agreements in relation each Deposit Account set forth on Schedule 7.14 hereto that does not constitute Exempt Accounts and this is located in the United States, each in form and substance reasonably acceptable to Agent.

6.15.3      Borrower shall deliver to Agent, on or before the date that is thirty (30) days following the Closing Date, fully-executed Collateral Access Agreements in relation to each of the inventory locations set forth on Schedule 5.25B, each in form and substance reasonably acceptable to Agent.

6.15.4      Borrower shall have instituted a program, reasonably acceptable to Agent, in relation to the documentation and protection of Loan Parties’ trade secrets, on or before the date that is thirty (30) days following the Closing Date.

6.15.5      Borrower shall deliver to Agent, on or before the date that is thirty (30) days following the Closing Date, all original share certificates and appropriate undated stock powers executed in blank (or stock transfer forms, as applicable), in relation to each Subsidiary of Borrower that has issued physical certificates of its Equity Interests.

6.15.6      Borrower shall deliver to Agent, on or before the date that is twenty-one (21) days following the Closing Date, evidence that (i) Israel Security Documents were duly filed for registration with the Israeli Companies Registrar together with a duly executed notice of charge (Form 10); and (ii) the respective applications for removal of the Departing Lender Liens were duly filed with the Israeli Companies Registrar, the Israeli Pledges Registrar (Form 3) and the Israeli Patent Office.

6.15.7      Borrower shall deliver to Agent, and shall make best commercial efforts to do so on or before the date that is fourteen (14) days from filing of each Israel Security Document, evidence that (i) subject to the terms herein concerning the IIA Consent, the registration of each Israel Security Document was completed and duly recorded with the Israeli Companies Registrar together with the corresponding charge registration certificates; (ii) a pledge registration confirmation issued by the Israeli Pledges Registrar; (iii) a pledge registration confirmation issued by the Israel Patent Office; (iv) the Departing Lender Liens were duly removed from any the records of the Israeli Companies Registrar, the Israeli Pledges Registrar and the Israel Patent Authority; and (v) extracts from the Israeli Companies Registrar, demonstrating to the reasonable satisfaction of the Agent that the filing, submission and registration of each such documents has been duly completed and that there are no outstanding Liens over the Israeli Subsidiary assets other than as permitted under this Agreement.

6.15.8      Borrower shall cause, on or before the three (3) month anniversary of the Closing Date, Twill, Ltd. to either (i) be wound down and dissolved as a separate legal entity or (ii) join the Guaranty and Collateral Agreement as a Loan Party.

6.15.9      Borrower shall deliver to Agent, and shall make best commercial efforts to do so on or before the date that is fourteen (14) days from the date hereof, a consent from Bank Leumi L’eIsrael for the filing of the Liens in favor of the Agent over such amounts exceeding the secured amounts under the Bank Leumi Liens in form and substance reasonably satisfactory to Agent.

6.15.10  Borrower shall deliver to Agent, and shall make best commercial efforts to do so on or before the date that is fourteen (14) days from the date hereof, a fully executed subordination agreement among Borrower, Agent and WhiteHawk Capital Partners LP, substantially in the form previously entered into with Avenue Venture Opportunities Fund, L.P. and otherwise in form and substance reasonably acceptable to Agent.

Section 7                     Negative Covenants.

Until all Obligations have been Paid in Full, Borrower agrees that, unless at any time Agent shall otherwise expressly consent in writing, in its sole discretion, it will:

7.1               Debt.

Not, and not permit any other Loan Party to, create, incur, assume or suffer to exist any Debt, except:

(a)                Obligations under this Agreement and the other Loan Documents;

(b)                Subordinated Debt;

(c)                Debt secured by Liens permitted by Section 7.2(b), Section 7.2(c), or Section 7.2(d) and extensions, renewals and re-financings thereof;;

(d)                Debt with respect to any Hedging Obligations incurred for bona fide hedging purposes and not for speculation;

(e)                Debt (i) arising from customary agreements for indemnification related to sales of goods, licensing of intellectual property or adjustment of purchase price or similar obligations in any case incurred in connection with the acquisition or disposition of any business, assets or Subsidiary of Borrower otherwise permitted hereunder, (ii) representing deferred compensation to employees of any Loan Party incurred in the ordinary course of business, or (iii) representing trade payables incurred with suppliers in the ordinary course of business and customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(f)                 Debt with respect to cash management obligations and other Debt in respect of automatic clearing house arrangements, netting services, overdraft protection and similar arrangements, in each case incurred in the ordinary course of business;

(g)                Debt incurred in connection with surety bonds, performance bonds or letters of credit for worker’s compensation, unemployment compensation and other types of social security and otherwise in the ordinary course of business;

(h)                unsecured Debt (which for further clarity shall exclude accounts payable and other current liabilities incurred by Loan Parties in the ordinary course of business), in addition to the Debt listed above, in an aggregate outstanding amount not at any time exceeding $500,000;

(i)                 unsecured Debt among the Loan Parties;

(j)                 any IIA Liabilities, and

(k)                any amounts due and owing from time to time to secured by the Bank Leumi Liens.

7.2               Liens.

Not, and not permit any other Loan Party to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

(a)                Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves in accordance with GAAP and with respect to which no execution or other enforcement has occurred;

(b)                Liens arising in the ordinary course of business (including without limitation (i) Liens of carriers, warehousemen, mechanics, equipment, landlords and materialmen and other similar Liens imposed by law and (ii) Liens incurred in connection with worker’s compensation, unemployment compensation and other types of social security or in connection with surety bonds, bids, tenders, performance bonds, trade contracts not for borrowed money, licenses, statutory obligations and similar obligations) for sums not overdue or being diligently contested in good faith by appropriate proceedings and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves in accordance with GAAP and with respect to which no execution or other enforcement of which is effectively stayed;

(c)                (i) Liens arising in connection with Capital Leases (and attaching only to the property being leased), (ii) Liens on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring or improving such property; provided that any such Lien attaches to such property within ninety (90) days of the acquisition or improvement thereof and attaches solely to the property so acquired or improved, and (iii) the replacement, extension or renewal of a Lien permitted by one of the foregoing clauses (i) or (ii) in the same property subject thereto arising out of the extension, renewal or replacement of the Debt secured thereby (without increase in the amount thereof);

(d)                Liens relating to litigation bonds and attachments, appeal bonds, judgments and other similar Liens arising in connection with any judgment or award that is not an Event of Default hereunder;

(e)                easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of Borrower or any other Loan Party;

(f)                 Liens arising under the Loan Documents;

(g)                any interest or title of a licensor, sublicensor, lessor or sublessor under any license, lease, sublicense or sublease agreement entered into in the normal course of business, only to the extent limited to the item licensed or leased;

(h)                (i) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) customary set off rights of deposit banks with respect to deposit accounts maintained at such deposit banks or which are contained in standard agreements for the opening of an account with a bank;

(i)                 Liens arising from precautionary filings of financing statements under the Uniform Commercial Code or similar legislation of any applicable jurisdiction in respect of operating leases permitted hereunder and entered into by a Loan Party in the ordinary course of business;

(j)                 Liens attaching to cash earnest money deposits in connection with any letter of intent or purchase agreement permitted hereunder or indemnification other post-closing escrows or holdbacks;

(k)                Liens incurred with respect to Hedging Obligations incurred for bona fide hedging purposes and not for speculation;

(l)                 Liens to secure obligations of a Loan Party to another Loan Party; and

(m)              Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods in the ordinary course of business; and

(n)                The Bank Leumi Liens.

7.3               Dividends; Redemption of Equity Interests.

Not (a) declare, pay or make any dividend or distribution on any Equity Interests or other securities or ownership interests, other than dividends or distributions declared, paid or made to a Loan Party or in the form of Equity Interests, (b) apply any of its funds, property or assets to the acquisition, redemption or other retirement of any Equity Interests or other securities or interests or of any options to purchase or acquire any of the foregoing, (c) otherwise make any payments, dividends or distributions to any member, manager, managing member, stockholder, shareholder, director or other equity owner in such Person’s capacity as such other than in compliance with Section 7.7 hereof, or (d) make any payment of any management, service or related or similar fee to any Affiliate or holder of Equity Interests of Borrower other than in compliance with Section 7.7 hereof.

7.4               Mergers; Consolidations; Asset Sales.

(a)                Not be a party to any amalgamation or any other form of Division, demerger, merger or consolidation, unless agreed to by Agent in its sole discretion, nor permit any other Loan Party to be a party to any Division, demerger, amalgamation or any other form of merger or consolidation, unless agreed to by Agent in its reasonable discretion.

(b)                Not, and not permit any other Loan Party to, sell, transfer, dispose of, convey, lease or license any of its real or personal property assets or Equity Interests, except for (i) sales of Inventory in the ordinary course of business for at least fair market value, (ii) transfers, destruction or other disposition of obsolete or worn-out assets in the ordinary course of business and (iii) at all times subject to Section 2.8.1(c), any other sales and dispositions of assets (excluding (A) any Equity Interests of Borrower or any Subsidiary or (B) sales of Inventory described in clause (i) above) for at least fair market value (as determined by the Board), (iv) sales and dispositions to Loan Parties, (v) leases, licenses, subleases and sublicenses entered into in the ordinary course of business, (vi) sales and exchanges of Cash Equivalent Investments to the extent otherwise permitted hereunder, (vii) Liens expressly permitted under Section 7.2 and transactions expressly permitted by clause (a) or Section 7.10, (viii) sales or issuances of Equity Interests by Borrower, (ix) issuances of Equity Interests by any Loan Party to any other Loan Party, (x) dispositions in the ordinary course of business consisting of the abandonment of intellectual property rights which, in the reasonable good faith determination of Borrower, are not material to the conduct of the business of the Loan Parties, (xi) a cancellation of any intercompany Debt among the Loan Parties, (xii) a disposition which constitutes an insured event or pursuant to a condemnation, expropriation, “eminent domain” or similar proceeding, (xiii) sales and dispositions among Subsidiaries of Borrower, and (xiv) exchanges of existing equipment for new equipment that is substantially similar to the equipment being exchanged and that has a value equal to or greater than the equipment being exchanged.

(c)                Notwithstanding any provision in this Agreement or any other Loan Documents to the contrary, the prior consent of Agent shall not be required in connection with the licensing or sublicensing of Intellectual Property pursuant to collaborations, licenses or other strategic transactions with third parties executed (i) in the ordinary course of a Loan Party’s business, (ii) on an arms-length basis and (iii) prior to the occurrence of an Event of Default.

7.5               Modification of Organizational Documents.

Not permit the charter, by-laws or other organizational documents or constitutional documents of Borrower or any other Loan Party to be amended or modified in any way which could reasonably be expected to materially and adversely affect the interests of Agent or any Lender. An amendment to Borrower’s certificate of incorporation to increase Borrower’s authorized share capital shall not be deemed to adversely affect the interests of Agent or any Lender.

7.6               Use of Proceeds.

Use the proceeds of the Loans solely to refinance the Prior Debt, if any, and otherwise for working capital, for fees and expenses related to the negotiation, execution, delivery and closing of this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby, and for other general business purposes of Borrower and its Subsidiaries, and not use any proceeds of any Loan or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock.

7.7               Transactions with Affiliates.

Not, and not permit any other Loan Party to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates, which is on terms which are less favorable than are obtainable from any Person which is not one of its Affiliates, other than (i) reasonable compensation and indemnities to, benefits for, reimbursement of expenses of, and employment arrangements with, officers, employees and directors in the ordinary course of business, (ii) transactions among Loan Parties and (iii) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 7.7.

7.8               Inconsistent Agreements.

Not, and not permit any other Loan Party to, enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by Borrower hereunder or by the performance by Borrower or any other Loan Party of any of its Obligations hereunder or under any other Loan Document, (b) prohibit Borrower or any other Loan Party from granting to Agent and Lenders a Lien on any of its assets or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any other Loan Party to (i) pay dividends or make other distributions to Borrower or any other Loan Party, or pay any Debt owed to Borrower or any other Loan Party, (ii) make loans or advances to Borrower or any other Loan Party or (iii) transfer any of its assets or properties to Borrower or any other Loan Party, other than, in the cases of clauses (b) and (c), (A) restrictions or conditions imposed by any agreement relating to purchase money Debt, Capital Leases and other secured Debt or to leases and licenses permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt or the property leased or licensed, (B) customary provisions in leases and other contracts restricting the assignment thereof, (C) restrictions and conditions imposed by law, (D) those arising under any Loan Document or any loan documents governing any Subordinated Debt, and (E) customary provisions in contracts for the disposition of any assets; provided that the restrictions in any such contract shall apply only to the assets or Subsidiary that is to be disposed of and such disposition is permitted hereunder.

7.9               Business Activities.

Not, and not permit any other Loan Party to, engage in any line of business other than the businesses engaged in on the Closing Date and businesses reasonably related thereto or extensions thereof. Not, and not permit any other Loan Party to, issue any Equity Interest other than (a) Equity Interests of Borrower that do not require any cash dividends or other cash distributions to be made prior to the Obligations being Paid in Full, (b) any issuance by a Subsidiary to Borrower or another Subsidiary in accordance with Section 7.4 or Section 7.10, or (c) any issuance of directors’ qualifying shares as required by applicable law.

7.10           Investments.

Not, and not permit any other Loan Party to, make or permit to exist any Investment in any other Person, except the following:

(a)                The creation of any Wholly-Owned Subsidiary and contributions by Borrower to the capital of any Wholly-Owned Subsidiary of Borrower, so long as the recipient of any such contribution has guaranteed the Obligations and such guaranty is secured by a pledge of all of its equity interests and substantially all of its real and personal property, in each case in accordance with Section 6.14;

(b)                Cash Equivalent Investments;

(c)                bank deposits in the ordinary course of business;

(d)                any purchase or other acquisition by Borrower or any Wholly-Owned Subsidiary of Borrower of the assets or equity interests of any Subsidiary of Borrower;

(e)                transactions among Loan Parties permitted by Section 7.4;

(f)                 Hedging Obligations permitted under Section 7.1(d);

(g)                lease, utility and other similar deposits made in the ordinary course of business and trade credit extended in the ordinary course of business;

(h)                Investments consisting of the non-cash portion of the consideration received in respect of Dispositions permitted hereunder;

(i)                 Investments permitted by Borrower or any Loan Party as a result of the receipt of insurance and/or condemnation or expropriation proceeds in accordance with the Loan Documents; and

(j)                 Investments (i) received as a result of the bankruptcy or reorganization of any Person or taken in settlement of or other resolution of claims or disputes or (ii) in securities of customers and suppliers received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and bona fide disputes with, customers and suppliers, and, in each case, extensions, modifications and renewals thereof.

Notwithstanding the foregoing, Borrower and/or its Affiliate(s) may, enter into one (1) Acquisition during the term of this Agreement upon not less than five (5) Business Days’ notice to Agent in writing so long as (i) no Material Adverse Effect, Default or Event of Default has occurred and is continuing or would be caused thereby, (ii) Borrower can demonstrate pro-forma compliance with the requirements set forth in Section 7.13 hereof immediately following such Acquisition, (iii) the aggregate cash consideration paid by Borrower and/or its Affiliate(s) in connection with such Acquisition does not exceed $2,500,000, and (iv) the primary consideration paid by Borrower in connection with such Acquisition is the Equity Interests of Borrower.

7.11           Restriction of Amendments to Certain Documents.

Not, nor permit any Loan Party to, amend or otherwise modify in any material manner, or waive any material rights under, any provisions of any of (i) any loan documents governing any Subordinated Debt (except that the terms of any document governing any Subordinated Debt be amended, modified or otherwise waived to the extent permitted under the applicable subordination agreement that Agent is a party to in connection therewith), or (ii) any Material Contracts (or any replacements thereof) following the occurrence and continuance of an Event of Default; in either case without the written approval of Agent.

7.12           Fiscal Year.

Not change its Fiscal Year.

7.13           Financial Covenants

7.13.1      Minimum Consolidated Unencumbered Liquid Assets.

Not permit the Consolidated Unencumbered Liquid Assets, as of any date of determination following, to be less than $10,000,000. In addition to the foregoing, on or before the last Business Day of any calendar month where the Consolidated Unencumbered Liquid Assets was less than $11,000,000 as of any date during such calendar month, Borrower shall provide to Agent consolidated financial projections (including an operating budget and a cash flow budget) of Borrower for the 13-week period immediately following such calendar month in a format reasonably acceptable to Agent; provided, however, that no such reporting shall be required to the extent that the Adjusted EBITDA of Loan Parties for the most recently completed two (2) Fiscal Quarters was greater than $1.

7.13.2      Minimum Total Revenue.

Not permit the Total Revenue of the Loan Parties (on a consolidated basis) for the consecutive twelve (12) month period ending on the last Business Day of any Fiscal Quarter set forth in the table below (designated by “Q” in the table below) to be less than the applicable amount set forth in the table below for such period.

Minimum Total Revenue as of the end of:
Q4 2025	$[**]~~17,630,000~~
Q1 2026	$[**]~~17,090,000~~
Q2 2026	$[**]~~18,440,000~~
Q3 2026	$[**]~~21,140,000~~
Q4 2026	$[**]~~22,570,000~~
Q1 2027	$[**]~~23,920,000~~
Q2 2027	$[**]~~25,490,000~~
Q3 2027	$[**]~~27,360,000~~
Q4 2027 and each Fiscal Quarter thereafter	$[**]~~29,260,000~~

7.13.3      Minimum Adjusted EBITDA.

(a)                Not permit the Adjusted EBITDA of the Loan Parties (on a consolidated basis) for the consecutive twelve (12) month period ending on the last Business Day of any Fiscal Quarter set forth in the table below (designated by “Q” in the table below) to be less than the applicable amount set forth in the table below for such period.

Minimum Adjusted EBITDA as of the end of:
Q4 2025	$[**]~~(29,920,000)~~
Q1 2026	$[**]~~(28,140,000)~~
Q2 2026	$[**]~~(23,960,000)~~
Q3 2026	$[**]~~(18,370,000)~~
Q4 2026	$[**]~~(13,570,000)~~
Q1 2027	$[**]~~(9,420,000)~~
Q2 2027	$[**]~~(6,560,000)~~
Q3 2027	$[**]~~(4,860,000)~~
Q4 2027	$[**]~~(3,300,000)~~
Q1 2028	$[**]~~(490,000)~~
Q2 2028	$[**]~~1,450,000~~
Q3 2028	$[**]~~2,610,000~~
Q4 2028 and each Fiscal Quarter thereafter	$[**]~~3,660,000~~

(b)                Notwithstanding the forgoing, in the event of a breach of Section 7.13.3(a), Borrower may, so long as no Event of Default has otherwise occurred, avoid an Event of Default hereunder in connection therewith by issuing additional Equity Interests and/or Subordinated Debt, on terms and conditions reasonably satisfactory to Agent (each an “Equity Cure”), in an aggregate amount equal to or greater than one-hundred and fifty percent (150%) of the breached amount for the first such cure, one-hundred and seventy-five percent (175%) for the second such cure, and two-hundred percent (200%) for the third such cure (each such amount referred to herein as the “Minimum Cure Amount”). For the avoidance of doubt, Borrower shall have the right to execute no more than three (3) Equity Cures during the term of this Agreement. Borrower shall notify Agent in writing of its intent to exercise an Equity Cure on or before the Business Day that is five (5) Business Days following the applicable testing date. Within thirty (30) Business Days following such notification, Borrower shall provide Agent with evidence of the issuance of such additional Equity Interests and/or Subordinate Debt, in either case resulting in aggregate net cash proceeds to Borrower of an amount greater than or equal to the applicable Minimum Cure Amount. For the avoidance of doubt, any such amounts raised in connection with an Equity Cure shall be deemed to be Adjusted EBITDA for purposes of determining Borrowers future compliance with Section 7.13.3(a) hereof for any future measurement periods that include the Fiscal Quarter subject to such Equity Cure.

7.14           Deposit Accounts.

Not, and not permit any other Loan Party, to maintain or establish any new Deposit Accounts other than (a) Exempt Accounts and (b) the Deposit Accounts set forth on Schedule 7.14 (which Deposit Accounts constitute all of the Deposit Accounts, securities accounts or other similar accounts maintained by the Loan Parties as of the Closing Date) without prior written notice to Agent and unless Agent, Borrower or such other applicable Loan Party and the bank or other financial institution at which the account is to be opened after the Closing Date enter into a tri-party deposit account control agreement, in form and substance reasonably satisfactory to Agent, regarding such Deposit Account pursuant to which each of such bank and the applicable Loan Party acknowledges the security interest and control of Agent in such account and agrees to limit its set-off rights with respect thereto.

7.15           Subsidiaries.

Not, and not permit any other Loan Party to, in each case without the prior written consent of Agent in its reasonable discretion, establish or acquire any Subsidiary unless (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) such Subsidiary shall have assumed and joined each Loan Document as a Loan Party pursuant to documentation acceptable to Agent in its sole discretion and (iii) all other Loan Parties shall have reaffirmed all Obligations as well as all representations and warranties under the Loan Documents (except to the extent such representations and warranties specifically relate to a prior date only).

7.16           Regulatory Matters.

Not, and not permit any other Loan Party to, (i) make, and use commercially reasonable efforts to not permit any officer, employee or agent of any Loan Party to make, any untrue statement of material fact or fraudulent statement to the FDA or any Governmental Authority; fail to disclose a material fact required to be disclosed to the FDA or any Governmental Authority; or commit a material act, make a material statement, or fail to make a statement in breach of CLIA or that could otherwise reasonably be expected to provide the basis for CMS or any Governmental Authority to undertake action against such Loan Party, (ii) introduce into commercial distribution any FDA Products which are, upon their shipment, adulterated or misbranded in violation of 21 U.S.C. § 331, (iii) make, and use commercially reasonable efforts to not permit any officer, employee or agent of any Loan Party to make, any untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Authority; fail to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority; or commit a material act, make a material statement, or fail to make a statement in breach of the FD&C Act or that could otherwise reasonably be expected to provide the basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (September 10, 1991), or (iv) otherwise incur any material liability (whether actual or contingent) for failure to comply with Health Care Laws.

7.17           Name; Permits; Dissolution; Insurance Policies; Disposition of Collateral; Taxes; Trade Names; Location of Assets; Change of Chief Executive Office.

Borrower shall not, nor shall it permit any Loan Party to, (a) change its jurisdiction of organization, change the jurisdiction in which its chief executive office is located or change its corporate name without thirty (30) calendar days prior written notice to Agent, (b) amend, alter, suspend, terminate or make provisional in any material way, any Permit, the suspension, amendment, alteration or termination of which would reasonably be expected to be, have or result in a Material Adverse Effect without the prior written consent of Agent, which consent shall not be unreasonably withheld, (c) wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking or that would result in any of the foregoing, (d) amend, modify, restate or change any insurance policy in a manner adverse to Agent or Lenders or otherwise allow its aggregate products liability insurance coverage to be less than an amount that is commercially reasonable and consistent with customary industry practices, (e) change its federal tax employer identification number or similar tax identification number under the relevant jurisdiction or establish new or additional trade names without providing not less than thirty (30) days advance written notice to Agent, (f) revoke, alter or amend any Tax Information Authorization (on IRS Form 8821 or otherwise) or other similar authorization mandated by the relevant Governmental Authority given to any Lender, or (g) permit any of its material tangible personal property to be located in or relocated to any jurisdiction in which Agent has not registered or perfected its security interest without thirty (30) calendar days prior written notice to Agent.

7.18           Truth of Statements.

Borrower shall not knowingly furnish to Agent or any Lender any certificate or other document that contains any untrue statement of a material fact or that omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

Section 8                     Events of Default; Remedies.

8.1               Events of Default.

Each of the following shall constitute an Event of Default under this Agreement:

8.1.1          Non-Payment of Credit.

(a) Default in the payment when due of all outstanding Obligations on the Termination Date; (b) default in the payment of amounts due on each Payment Date on or before the applicable Payment Date; or (c) without duplication of clause (b) hereof, default, and continuance thereof for five (5) Business Days, in the payment when due of any other amount payable by any Loan Party hereunder or under any other Loan Document.

8.1.2          Default Under Other Debt.

Any “Event of Default” (or such similar defined term) shall occur under the terms applicable to any Debt of any Loan Party (excluding the Obligations) in an aggregate principal amount (for all such Debt so affected and including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $500,000 after giving effect to any applicable grace or cure periods under such Debt instruments.

8.1.3          Bankruptcy; Insolvency.

(a)                Any Loan Party shall (i) be unable to pay its debts generally as they become due, (ii)  file a petition under any insolvency statute, (iii) make a general assignment for the benefit of its creditors, (iv) commence a proceeding for the appointment of a receiver, trustee, interim receiver, receiver and manager, liquidator or conservator of itself or of the whole or any substantial part of its property or shall otherwise be dissolved or liquidated, or (v) make an application or commence a proceeding seeking reorganization or liquidation or similar relief under any Debtor Relief Law or any other applicable law; or

(b)                (i) a court of competent jurisdiction shall (A) enter an order, judgment or decree appointing a custodian, receiver, trustee, administrator, interim receiver, receiver and manager, liquidator or conservator of any Loan Party or the whole or any substantial part of any of Loan Party’s properties, which shall continue unstayed and in effect for a period of sixty (60) calendar days, (B) approve a petition or claim filed against any Loan Party seeking reorganization, liquidation, appointment of a receiver, interim receiver, liquidator, administrator, conservator, trustee or special manager or similar relief under the any Debtor Relief Law or any other applicable law, which is not dismissed within sixty (60) calendar days or, (C) under the provisions of any Debtor Relief Law or other applicable law or statute, assume custody or control of any Loan Party or of the whole or any substantial part of any of Loan Party’s properties, which is not irrevocably relinquished within sixty (60) calendar days, or (ii) there is commenced against any Loan Party any proceeding or petition seeking reorganization, liquidation or similar relief under any Debtor Relief Law or any other applicable law or statute, which (A) is not unconditionally dismissed within sixty (60) calendar days after the date of commencement, or (B) is with respect to which Borrower takes any action to indicate its approval of or consent.

(c)                In relation to any Person, any reference to insolvency, bankruptcy, liquidation, receivership, administration, reorganization, dissolution, winding-up, relief of debtors, or similar proceedings hereunder shall also include proceedings under the laws of the jurisdiction in which a company or corporation is incorporated or any jurisdiction in which a company or corporation carries on business, including the seeking of or decision or order relating to: (i) liquidation, winding-up, dissolution, administration or an arrangement (“Hesder”), as such term is understood under the Israeli Companies Law; (ii) the appointment of a receiver or trustee or other authorized functionary (“Baal Tafkid”), as such term is understood under the Israeli Insolvency and Economic Rehabilitation Law, 5778-2018 (the “Israeli Insolvency Law”); (iii) adjustment, reorganization, freeze order, stay of proceedings (“Ikuv Halichim”) (or other similar remedy), protection from creditors, relief of debtors, an order for commencing proceedings (“Tzav le-Ptichat Halichim”), an order for financial rehabilitation (“Hafala Leshem Shikum Calcali”), protected negotiation (“Masah Umatan Mugan”) or an order for liquidation (“Tzav Piruk”); (iv) a debt arrangement (“Hesder Chov”); or (v) the recognition of a foreign proceeding with respect to an insolvency of a company (“Hakara be Halich Zar”), as such terms are understood under the Israeli Insolvency Law.

8.1.4          Non-Compliance with Loan Documents or Closing Date Warrant.

(a) Any failure by Borrower to comply with or to perform any covenant set forth in Section 7; or (b) failure by any Loan Party to comply with or to perform any other provision of this Agreement, any other Loan Document or the Closing Date Warrant applicable to it (and not constituting an Event of Default under any other provision of this Section 8) and continuance of such failure described in this clause (b) for thirty (30) days after the earlier of any Loan Party becoming aware of such failure or notice thereof to Borrower from Agent or any Lender.

8.1.5          Representations; Warranties.

Any representation or warranty made by any Loan Party herein or any other Loan Document is false or misleading in any material respect when made, or any schedule, certificate, financial statement, report, notice or other writing furnished by any Loan Party to Agent or any Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

8.1.6          Pension Plans.

(a) Institution of any steps by any Person to terminate a Pension Plan if as a result of such termination any Loan Party or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $250,000; (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA securing obligations in excess of $250,000; or (c) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without un-accrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that Borrower or any other Loan Party or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $250,000.

8.1.7          Judgments.

Final judgments which exceed an aggregate of $250,000 (to the extent not adequately covered by insurance as to which the insurance company has not disclaimed liability (provided that customary “reservation of rights” letters shall not be deemed to be disclaimers of liability)) shall be rendered against any Loan Party and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within thirty (30) calendar days after entry or filing of such judgments.

8.1.8          Invalidity of Loan Documents or Liens.

(a)                Any Loan Document shall cease to be in full force and effect otherwise in accordance with its express terms that results in a material diminution of the rights and remedies afforded to Agent and/or Lenders or any other secured parties thereunder; (b) any Loan Party (or any Person by, through or on behalf of any Loan Party) shall contest in any manner the validity, binding nature or enforceability of any Loan Document; or (c) any Lien created pursuant to any Loan Document ceases to constitute a valid first priority perfected Lien (subject to Permitted Liens) on any material portion of the Collateral in accordance with the terms thereof, or Agent ceases to have a valid perfected first priority security interest (subject to Permitted Liens) in any material portion of the Collateral pledged to Agent, for the benefit of Agent and Lenders, pursuant to the Collateral Documents.

8.1.9          Invalidity of Subordination Provisions

.

Any subordination provision in any document or instrument governing any Subordinated Debt and any subordination provision in any intercreditor agreement or Subordination Agreement in relation thereto shall cease to be in full force and effect, or any Loan Party shall contest in any manner the validity, binding nature or enforceability of any such provision.

8.1.10      Change of Control.

A Change of Control shall occur that does not result in the Payment In Full in accordance with Section 2.8.

8.1.11      Certificate Withdrawals, Adverse Test or Audit Results, and Other Matters.

(a) The institution of any proceeding by FDA, CMS, or any other Governmental Authority to order the withdrawal of any Product or Product category or Service or Service category from the market or to enjoin Borrower or any of its Affiliates from manufacturing, marketing, selling, distributing, or otherwise providing any Product or Product category or Service or Service category that would reasonably be expected to have a Material Adverse Effect, (b) the institution of any action or proceeding by DEA, FDA, CMS, or any other Governmental Authority to revoke, suspend, reject, withdraw, limit, or restrict any Required Permit held by Borrower or any of its Affiliates or any of their representatives, which, in each case, would reasonably be expected to have a Material Adverse Effect, (c) the commencement of any enforcement action against Borrower or any of its Affiliates by DEA, FDA, CMS, or any other Governmental Authority that would reasonably be expected to have a Material Adverse Effect, (d) the recall of any Products or Service from the market, the voluntary withdrawal of any Products or Service from the market, or actions to discontinue the sale of any Products or Service that would reasonably be expected to have a Material Adverse Effect, (e) the occurrence of adverse test, audit, or inspection results in connection with a Product or Service which would reasonably be expected to have a Material Adverse Effect, or (f) the occurrence of any event described in clauses (a) through (e) above that would otherwise cause Borrower to be excluded from participating in any federal, provincial, state or local health care programs under Section 1128 of the Social Security Act or any similar law or regulation; in each case which action is not unconditionally dismissed within thirty (30) calendar days after the date of commencement thereof (as such cure period may be extended by Agent in its reasonable discretion to the extent that Loan Parties are diligently working with the applicable governmental agency(ies) to remedy such situation in a manner reasonably acceptable to Agent).

8.1.12      Material Adverse Effect.

Any Material Adverse Effect shall occur that is not otherwise provided for in this Section 8.1.

8.2               Remedies.

(a)                If any Event of Default described in Section 8.1.3 shall occur, the Loan and all other Obligations shall become immediately due and payable without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, Agent may, and upon the written request of Required Lenders shall, declare all or any part of the Loans and other Obligations to be due and payable, whereupon the Loans and other Obligations (including without limitation the Exit Fee and any amounts due pursuant to Section 2.8 hereof, payable with respect thereto) shall become immediately due and payable (in whole or in part, as applicable), all without presentment, demand, protest or notice of any kind. Agent shall use commercially reasonable efforts to promptly advise Borrower of any such declaration, but failure to do so shall not impair the effect of such declaration.

(b)                In addition to the acceleration provisions set forth in Section 8.2(a) above, upon the occurrence and continuation of an Event of Default, Agent may (or shall at the request of Required Lenders) exercise any and all rights, options and remedies provided for in any Loan Document, under the Uniform Commercial Code, any other applicable foreign or domestic laws or otherwise at law or in equity, including, without limitation, the right to (i) apply any property of Borrower held by Agent to reduce the Obligations, (ii) foreclose the Liens created under the Loan Documents, (iii) realize upon, take possession of and/or sell any Collateral or securities pledged, with or without judicial process, (iv) exercise all rights and powers with respect to the Collateral as Borrower might exercise, (v) collect and send notices regarding the Collateral, with or without judicial process, (vi) by its own means or with judicial assistance, enter any premises at which Collateral and/or pledged securities are located, or render any of the foregoing unusable or dispose of the Collateral and/or pledged securities on such premises without any liability for rent, storage, utilities, or other sums, and Borrower shall not resist or interfere with such action, (vii) at Borrower’s expense, require that all or any part of the Collateral be assembled and made available to Agent, for the benefit of Lenders, or Required Lenders at any place reasonably designated by Agent, in its sole discretion, and/or relinquish or abandon any Collateral or securities pledged or any Lien thereon.

(c)                The enumeration of any rights and remedies in any Loan Document is not intended to be exhaustive, and all rights and remedies of Agent and Lenders described in any Loan Document are cumulative and are not alternative to or exclusive of any other rights or remedies which Agent and Lenders otherwise may have. The partial or complete exercise of any right or remedy shall not preclude any other further exercise of such or any other right or remedy.

(d)                Notwithstanding any provision of any Loan Document, Agent, in its sole discretion shall have the right, but not any obligation, at any time that Loan Parties fail to do so, subject to any applicable cure periods permitted by or otherwise set forth in the Loan Documents, and from time to time, without prior notice, to: (i) discharge (at Borrower’s expense) taxes or Liens affecting any of the Collateral that have not been paid in violation of any Loan Document or that jeopardize Agent’s Lien priority in the Collateral; or (ii) make any other payment (at Borrower’s expense) for the administration, servicing, maintenance, preservation or protection of the Collateral (each such advance or payment set forth in clauses (i) and (ii) herein, a “Protective Advance”). Agent shall be reimbursed for all Protective Advances pursuant to Section 2.9.1(b) and/or Section 2.10, as applicable, and any Protective Advances shall bear interest at the Default Rate from the date such Protective Advance is paid by Agent until it is repaid. No Protective Advance by Agent shall be construed as a waiver by Agent, or any Lender of any Default, Event of Default or any of the rights or remedies of Agent or any Lender under any Loan Document.

Section 9                     Agent.

9.1               Appointment; Authorization.

Each Lender hereby irrevocably appoints, designates and authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent.

9.2               Delegation of Duties.

Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.

9.3               Limited Liability.

None of Agent or any of its Affiliates, directors, officers, employees or agents shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct as determined by a court of competent jurisdiction), or (b) be responsible in any manner to any Lender for any recital, statement, representation or warranty made by any Loan Party or Affiliate of any Loan Party, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of any Loan Party or any other party to any Loan Document to perform its Obligations hereunder or thereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or Affiliate of any Loan Party.

9.4               Reliance.

Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of Required Lenders (or all Lenders if expressly required hereunder) as it deems appropriate and, if it so requests, confirmation from Lenders of their obligation to indemnify Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of Required Lenders (or all Lenders if expressly required hereunder) and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender.

9.5               Notice of Default.

Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Event of Default or Default and stating that such notice is a “notice of default”. Agent will notify Lenders of its receipt of any such notice or any such default in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders. Agent shall take such action with respect to such Event of Default or Default as may be requested by Required Lenders in accordance with Section 8.2; provided that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Default as it shall deem advisable or in the best interest of Lenders.

9.6               Credit Decision.

Each Lender acknowledges that Agent has not made any representation or warranty to it, and that no act by Agent hereafter taken, including any review of the affairs of Borrower and the other Loan Parties, shall be deemed to constitute any representation or warranty by Agent to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Except for notices, reports and other documents expressly herein required to be furnished to Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of any Loan Party which may come into the possession of Agent.

9.7               Indemnification.

Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand Agent and its Affiliates, directors, officers, employees and agents (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), based on such Lender’s Pro Rata Term Loan Share, from and against any and all actions, causes of action, suits, losses, liabilities, damages and out-of-pocket expenses, including Legal Costs, except to the extent any thereof result from the applicable Person’s own gross negligence or willful misconduct, as determined by a court of competent jurisdiction. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Legal Costs) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section 9.7 shall survive repayment of the Loans, cancellation of the Notes, any foreclosure under, or modification, release or discharge of, any or all of the Collateral Documents, termination of this Agreement and the resignation or replacement of Agent.

9.8               Agent Individually.

Callodine and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any Loan Party and any Affiliate of any Loan Party as though Callodine were not Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, Callodine or its Affiliates may receive information regarding Loan Parties or their Affiliates (including information that may be subject to confidentiality obligations in favor of any such Loan Party or such Affiliate) and acknowledge that Agent shall be under no obligation to provide such information to them. With respect to their Loans (if any), Callodine and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though Callodine were not Agent, and the terms “Lender” and “Lenders” include Callodine and its Affiliates, to the extent applicable, in their individual capacities.

9.9               Successor Agent.

Agent may resign as Agent at any time upon 30 days’ prior notice to Lenders and Borrower (unless during the existence of an Event of Default such notice is waived by Required Lenders). If Agent resigns under this Agreement, Required Lenders shall, with (so long as no Event of Default exists) the consent of Borrower (which shall not be unreasonably withheld or delayed), appoint from among Lenders a successor agent for Lenders. If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, on behalf of, and after consulting with Lenders and (so long as no Event of Default exists) Borrower, a successor agent. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent, and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent becomes effective, the provisions of this Section 9 and Sections 10.4 and 10.5 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and Lenders shall perform all of the duties of Agent hereunder until such time, if any, as Required Lenders appoint a successor agent as provided for above; provided that in the case of any collateral security held by Agent for the benefit of Lenders under any of the Loan Documents, the retiring Agent shall continue so to hold such collateral security until such time as a successor agent is appointed and the provisions of this Section 9 and Sections 10.4 and 10.5 shall continue to inure to its benefit so long as retiring Agent shall continue to so hold such collateral security. Upon the acceptance of a successor’s appointment as Agent hereunder, the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents in respect of the Collateral.

9.10           Collateral and Guarantee Matters.

Lenders irrevocably authorize Agent, at its option and in its discretion, (a) to release any Lien granted to or held by Agent under any Collateral Document (i) when all Obligations have been Paid in Full; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any sale or other disposition permitted hereunder (including by consent, waiver or amendment and it being agreed and understood that Agent may conclusively rely without further inquiry on a certificate of an officer of Borrower as to the sale or other disposition of property being made in compliance with this Agreement); or (iii) subject to Section 10.1, if approved, authorized or ratified in writing by Required Lenders; (b) notwithstanding Section 10.1(a)(ii) hereof to release any party from its guaranty under the Guarantee and Collateral Agreement (i) when all Obligations have been Paid in Full or (ii) if such party was sold or is to be sold or disposed of as part of or in connection with any disposition permitted hereunder (including by consent, waiver or amendment and it being agreed and understood that Agent may conclusively rely without further inquiry on a certificate of an officer of Borrower as to the sale or other disposition being made in compliance with this Agreement); or (c) to subordinate its interest in any Collateral to any holder of a Lien on such Collateral which is permitted by Section 7.2(d) (it being understood that Agent may conclusively rely on a certificate from Borrower in determining whether the Debt secured by any such Lien is permitted by Section 7.1). Upon request by Agent at any time, Lenders will confirm in writing Agent’s authority to release, or subordinate its interest in, particular types or items of Collateral pursuant to this Section 9.10.

Agent shall release any Lien granted to or held by Agent under any Collateral Document (i) when all Obligations have been Paid in Full, (ii) in respect of property sold or to be sold or disposed of as part of or in connection with any sale or other disposition permitted hereunder (it being agreed and understood that Agent may conclusively rely without further inquiry on a certificate of an officer of Borrower as to the sale or other disposition of property being made in compliance with this Agreement) or (iii) subject to Section 10.1, if directed to do so in writing by Required Lenders.

In furtherance of the foregoing, Agent agrees to execute and deliver to Borrower, at Borrower’s expense, such termination and release documentation as Borrower may reasonably request to evidence a Lien release that occurs pursuant to terms of this Section 9.10.

9.11           Intercreditor and Subordination Agreements.

Each Lender hereby irrevocably appoints, designates and authorizes Agent to enter into one or more intercreditor agreements and/or Subordination Agreements in relation to any other Debt of Borrower entered into in accordance with this Agreement or as otherwise approved by Required Lenders, on its behalf and to take such action on its behalf under the provisions of any such agreement (subject to the last sentence of this Section 9.11). Each Lender further agrees to be bound by the terms and conditions of any such intercreditor agreement and Subordination Agreement. Each Lender hereby authorizes Agent to issue blockages notices in connection with any such Debt of Borrower and such intercreditor agreement and Subordination Agreement, or any replacement intercreditor agreement and/or Subordination Agreement, in its discretion or, at the direction of Required Lenders.

9.12           Actions in Concert.

For the sake of clarity, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement, the Notes or any other Loan Document (including exercising any rights of set-off) without first obtaining the prior written consent of Agent and Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement, the Notes and the other Loan Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

Section 10                 Miscellaneous.

10.1           Waiver; Amendments.

(a)                Except as otherwise expressly provided in this Agreement, no amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or any of the other Loan Documents shall in any event be effective unless the same shall be in writing and signed by Borrower (with respect to Loan Documents to which Borrower is a party), by Lenders having aggregate Pro Rata Term Loan Shares of not less than the aggregate Pro Rata Term Loan Shares expressly designated herein with respect thereto or, in the absence of such express designation herein, by Required Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that:

(i)                 no such amendment, modification, waiver or consent shall, unless in writing and signed by all of the Lenders directly affected thereby, in addition to Required Lenders and Borrower, do any of the following: (A) increase any of the Commitments (provided that only the Lenders participating in any such increase of the Commitments shall be considered directly affected by such increase), (B) extend the date scheduled for payment of any principal of (except as otherwise expressly set forth below in clause (C)), or interest on, the Loans or any fees or other amounts payable hereunder or under the other Loan Documents, or (C) reduce the principal amount of any Loan, the amount or rate of interest thereon, or any fees or other amounts payable hereunder or under the other Loan Documents; and

(ii)               no such amendment, modification, waiver or consent shall, unless in writing and signed by all of the Lenders in addition to Borrower (with respect to Loan Documents to which Borrower is a party), do any of the following: (A) release any material guaranty under the Guarantee and Collateral Agreement or release all or substantially all of the Collateral granted under the Collateral Documents, except as otherwise specifically provided in this Agreement or the other Loan Documents, (B) change the definition of Required Lenders, (C) change any provision of this Section 10.1, (D) amend the provisions of Section 2.10.2 or Section 2.10.4, or (E) reduce the aggregate Pro Rata Term Loan Shares required to effect any amendment, modification, waiver or consent under the Loan Documents.

(b)                No amendment, modification, waiver or consent shall, unless in writing and signed by Agent, in addition to Borrower and Required Lenders (or all Lenders directly affected thereby or all of the Lenders, as the case may be, in accordance with the provisions above), affect the rights, privileges, duties or obligations of Agent (including without limitation under the provisions of Section 9), under this Agreement or any other Loan Document.

(c)                No delay on the part of Agent or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy.

10.2           Notices.

All notices hereunder shall be in writing (including via electronic mail) and shall be sent to the applicable party at such party’s address set forth beneath its signature on the signature page to this Agreement or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by electronic mail transmission shall be deemed to have been given when sent if sent during regular business hours on a Business Day, otherwise, such deemed delivery will be effective as of the next Business Day; notices sent by mail shall be deemed to have been given five (5) Business Days after the date when sent by registered or certified mail, first class postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. Borrower, Agent and Lenders each hereby acknowledge that, from time to time, Agent, Lenders and Borrower may deliver information and notices using electronic mail.

10.3           Computations.

Unless otherwise specifically provided herein, any accounting term used in this Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied. The explicit qualification of terms or computations by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (Codification of Accounting Standards 825-10) to value any Debt or other liabilities of any Loan Party at “fair value”, as defined therein.

10.4           Costs; Expenses.

Borrower agrees to pay on demand the reasonable, out-of-pocket costs and expenses of (a) Agent (including Legal Costs) in connection with (i) the preparation, execution, syndication and delivery (including perfection and protection of Collateral) of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith, (ii) the administration of the Loans and the Loan Documents, and (iii) any proposed or actual amendment, supplement or waiver to any Loan Document, and (b) Agent and Lenders (including Legal Costs) in connection with the collection of the Obligations and enforcement of this Agreement, the other Loan Documents or any such other documents. In addition, Borrower agrees to pay and to save Agent and Lenders harmless from all liability for, any fees of Borrower’s auditors in connection with any reasonable exercise by Agent and Lenders of their rights pursuant to and to the extent provided in Section 6.2. All Obligations provided for in this Section 10.4 shall survive repayment of the Loans, cancellation of the Notes, and termination of this Agreement for a period of twelve (12) months from such date of repayment, cancellation or termination, as applicable.

10.5           Indemnification by Borrower.

In consideration of the execution and delivery of this Agreement by Agent and Lenders and the agreement to extend the Commitments provided hereunder, Borrower hereby agrees to indemnify, exonerate and hold Agent, each Lender and each of the officers, directors, employees, Affiliates and agents of Agent and each Lender (each a “Lender Party”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including Legal Costs (collectively, the “Indemnified Liabilities”), incurred by Lender Parties or any of them as a result of, or arising out of, or relating to any Loan Party or any of their respective officers, directors or agents, including, without limitation, (a) any tender offer, merger, amalgamation, purchase of equity interests, purchase of assets or other similar transaction financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of any of the Loans, (b) the use, handling, release, emission, discharge, transportation, storage, treatment or disposal of any Hazardous Substance at any property owned or leased by Borrower or any other Loan Party, (c) any violation of any applicable Environmental Laws with respect to conditions at any property owned or leased by any Loan Party or the operations conducted thereon, (d) the investigation, cleanup or remediation of offsite locations at which any Loan Party or their respective predecessors are alleged to have directly or indirectly disposed of Hazardous Substances, (e) the execution, delivery, performance or enforcement of this Agreement or any other Loan Document by any Lender Party, except to the extent any such Indemnified Liabilities result solely from the applicable Lender Party’s own gross negligence or willful misconduct, or (f) such Person’s general operation of its business including all product liability out of or in connection with such Person’s or any of its Affiliates or licensees manufacture use or sale of a Product or the provision of a Service. In no event shall any Loan Party be liable for any indirect, consequential, punitive, or speculative damages, or for any losses not proximately caused by a Loan Party’s actions. All Obligations provided for in this Section 10.5 shall survive repayment of the Loans, cancellation of the Notes, any foreclosure under, or any modification, release or discharge of, any or all of the Collateral Documents and termination of this Agreement but shall not apply to any claim made more than twelve (12) months after such termination. Notwithstanding the foregoing, this Section 10.5 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

10.6           Marshaling; Payments Set Aside.

Neither Agent nor any Lender shall be under any obligation to marshal any assets in favor of Borrower or any other Person or against or in payment of any or all of the Obligations. To the extent that Borrower makes a payment or payments to Agent or any Lender, or Agent or any Lender enforces its Liens or exercises its rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent or any Lender in its discretion) to be repaid to a trustee, receiver, interim receiver, receiver and manager, or any other party in connection with any bankruptcy, insolvency or similar proceeding, or otherwise, then (a) to the fullest extent permitted by applicable law, to the extent of such recovery, the obligation hereunder or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred and (b) each Lender severally agrees to pay to Agent upon demand its ratable share of the total amount so recovered from or repaid by Agent to the extent paid to such Lender.

10.7           Non-liability of Lenders.

The relationship between Borrower on the one hand and Lenders and Agent on the other hand shall be solely that of borrower and lender. Neither Agent nor any Lender shall have any fiduciary responsibility to Borrower. Neither Agent nor any Lender undertakes any responsibility to Borrower to review or inform Borrower of any matter in connection with any phase of Borrower’s business or operations. To the fullest extent permitted under applicable law, execution of this Agreement by Borrower constitutes a full, complete and irrevocable release of any and all claims which Borrower may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents. Neither Agent nor any Lender shall have any liability with respect to, and Borrower hereby, to the fullest extent permitted under applicable law, waives, releases and agrees not to sue for, any special, indirect, punitive or consequential damages or liabilities.

10.8           Assignments.

10.8.1      Assignments.

(a)                Any Lender may at any time assign to one or more Persons (other than a Loan Party and their respective Affiliates) (any such Person, an “Assignee”) all or any portion of such Lender’s Loans and Commitments, with the prior written consent of Agent, and, so long as no Event of Default has occurred and is continuing, Borrower (which consents shall not be unreasonably withheld or delayed), provided, however, that no such consent(s) shall be required:

(i)                 from Borrower for an assignment by a Lender to another Lender, an Affiliate of a Lender, an Approved Fund of a Lender, or any other financial institution that invests in commercial loans in the ordinary course of its business, but such Lender will give written notice to Borrower of any such assignment;

(ii)               from Agent for an assignment by a Lender to an Affiliate of a Lender or an Approved Fund of a Lender;

(iii)             from Borrower or Agent for an assignment by Callodine, and/or its Affiliate as a Lender, to any Person for which Callodine and/or its Affiliate acts as an investment advisor (or any similar type of representation or agency) pursuant to a written agreement, but Callodine will give written notice to Borrower of any such assignment;

(iv)              from Borrower or Agent for an assignment by a Lender of its Loans and its Note as collateral security to (i) a Federal Reserve Bank, (ii) any lender to or funding source of such Lender, or (iii), as applicable, to such Lender’s trustee for the benefit of its investors (but no such assignment shall release any Lender from any of its obligations hereunder).

Agent and Lenders acknowledge that the effectiveness of any transfer of Agent’s Liens in the IIA Funded IP may be subject to further consent by the IIA in connection therewith.

(b)                From and after the date on which the conditions described above have been met, (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder. Upon the request of the Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, Borrower shall execute and deliver to Agent for delivery to the Assignee (and, as applicable, the assigning Lender) a Note in the principal amount of the Assignee’s Pro Rata Term Loan Share (and, as applicable, a Note in the principal amount of the Pro Rata Term Loan Share retained by the assigning Lender). Each such Note shall be dated the effective date of such assignment. Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to Borrower any prior Note held by it.

(c)                Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in the United States a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of each Lender, and the Commitments of, and principal amount of the Loans owing to, such Lender pursuant to the terms hereof. The entries in such register shall be, in the absence of manifest error, conclusive, and Borrower, Agent and Lenders may treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such register shall be available for inspection by Borrower and any Lender, at any reasonable time upon reasonable prior notice to Agent.

(d)                Notwithstanding the foregoing provisions of this Section 10.8.1 or any other provision of this Agreement, any Lender may at any time assign all or any portion of its Loans and its Note (i) as collateral security to a Federal Reserve Bank or, as applicable, to such Lender’s trustee for the benefit of its investors (but no such assignment shall release any Lender from any of its obligations hereunder) and (ii) to (w) an Affiliate of such Lender which is at least fifty percent (50%) owned (directly or indirectly) by such Lender or by its direct or indirect parent company, (x) its direct or indirect parent company, (y) to one or more other Lenders or (z) to an Approved Fund.

10.9           Participations.

Any Lender may at any time sell to one or more Persons participating interests in its Loans, Commitments or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (a) such Lender’s obligations hereunder shall remain unchanged for all purposes, (b) Borrower and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (c) all amounts payable by Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 10.1 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant. Borrower agrees, to the fullest extent permitted by applicable law, that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such right of set-off shall be subject to the obligation of each Participant to share with Lenders, and Lenders agree to share with each Participant, as provided in Section 2.10.4. Borrower also agrees that each Participant shall be entitled to the benefits of Section 3 as if it were a Lender (provided that a Participant shall not be entitled to such benefits unless such Participant agrees, for the benefit of Borrower, to comply with the documentation requirements of Section 3.1(c) as if it were a Lender and complies with such requirements, and provided, further, that no Participant shall receive any greater compensation pursuant to Section 3 than would have been paid to the participating Lender if no participation had been sold). Any such Lender transferring a participation shall, as an agent for Borrower, maintain in the United States a register to record the names, address, and interest, principal and other amounts owing to, each Participant. The entries in such register shall be, in the absence of manifest error, conclusive, and Borrower, Agent and the Lenders may treat each Person whose name is recorded therein pursuant to the terms hereof as a Participant hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such participation register shall be available for inspection by the Agent or Borrower, at any reasonable time upon reasonable prior written notice from Agent or Borrower.

10.10        Confidentiality.

Borrower, Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts Borrower, Agent or such Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information (including, without limitation, any information provided by Borrower pursuant to Sections 6.1, 6.2 and 6.9) provided to them by any other party hereto and/or any other Loan Party, as applicable, except that Agent and each Lender may disclose such information (a) to Persons employed or engaged by Agent or such Lender or any of their Affiliates (including collateral managers of Lenders) in evaluating, approving, structuring or administering the Loans and the Commitments (provided that such Persons have been informed of the covenants contained in this Section 10.10); (b) to any assignee, funding source of Agent or any Lender, or participant or potential assignee or participant that has agreed to comply with the covenants contained in this Section 10.10 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which Agent or such Lender is a party; (f) to any nationally recognized rating agency or investor of a Lender that requires access to information about a Lender’s investment portfolio in connection with ratings issued or investment decisions with respect to such Lender; (g) that ceases to be confidential through no fault of Agent or any Lender; (h) to a Person that is an investor or prospective investor in a Securitization that agrees that its access to information regarding Borrower and the Loans and Commitments is solely for purposes of evaluating an investment in such Securitization and who agrees to treat such information as confidential; or (i) to a Person that is a trustee, collateral manager, servicer, noteholder or secured party in a Securitization in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization. For purposes of this Section, “Securitization” means a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Loans or the Commitments. In each case described in clauses (c), (d) and (e) (as such disclosure in clause (e) pertains to litigation only), where the Agent or Lender, as applicable, is compelled to disclose a Loan Party’s confidential information, promptly after such disclosure the Agent or such Lender, as applicable, shall notify Borrower of such disclosure provided, however, that neither the Agent nor any Lender shall be required to notify Borrower of any such disclosure (i) to any federal or state banking regulatory authority conducting an examination of the Agent or such Lender, or (ii) to the extent that it is legally prohibited from so notifying Borrower. Notwithstanding the foregoing, Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

10.11        Captions.

Captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

10.12        Nature of Remedies.

All Obligations of Borrower and rights and obligations of Agent and Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law. No failure to exercise and no delay in exercising, on the part of Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10.13        Counterparts; Electronic Signatures.

This Agreement and the other Loan Documents may be executed in counterparts with the same effect as if all parties had executed the same document. All counterparts shall be construed together and shall constitute a single agreement. Further, the parties hereto consent and agree that this Agreement and the other Loan Documents may be signed and/or transmitted by e-mail of any .pdf file, .jpeg file, or any other electronic or image file, or any “electronic signature” as defined under the U.S. Electronic Signatures in Global and National Commerce Act or the New York Electronic Signatures and Records Act, which includes any electronic signature provided using Orbit, Adobe Sign, DocuSign, or any other similar platform identified by the parties hereto and reasonably available at no undue burden or expense to the Agent, except to the extent the Agent requires otherwise. Any such electronic signatures shall be valid, effective and legally binding as if such electronic signatures were handwritten signatures and shall be deemed to have been duly and validly delivered for all purposes hereunder. No party hereto shall raise the use of e-mail or other electronic transmission to deliver a signature or the fact that any signature or agreement or amendment was transmitted or communicated through the use of e-mail or other electronic transmission as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

10.14        Severability.

The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

10.15        Entire Agreement.

This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

10.16        Successors; Assigns.

This Agreement shall be binding upon Borrower, Lenders and Agent and their respective successors and assigns, and shall inure to the benefit of Borrower, Lenders and Agent and the successors and assigns of Lenders and Agent. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Borrower may not assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of Agent and each Lender.

10.17        Governing Law.

THIS AGREEMENT AND EACH NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

10.18        Forum Selection; Consent to Jurisdiction.

ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE DISTRICT COURT OF DALLAS COUNTY, TEXAS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS, DALLAS DIVISION; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH PARTY HEREBY EXPRESSLY, VOLUNTARILY, AND IRREVOCABLY SUBMITS ITSELF EXCLUSIVELY TO PERSONAL JURISDICTION AND VENUE IN THE DISTRICT COURT OF DALLAS COUNTY, TEXAS AND IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS, DALLAS DIVISION, FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE; SUCH COURTS SHALL BE THE EXCLUSIVE PROPER VENUE FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. EACH PARTY HEREBY EXPRESSLY, VOLUNTARILY, AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY FURTHER EXPRESSLY, VOLUNTARILY, AND IRREVOCABLY CONSENTS TO SERVICE OF PROCESS RELATED TO ANY SUCH LITIGATION AS SET FORTH ABOVE BY FEDERAL EXPRESS OR REGISTERED/CERTIFIED MAIL SENT TO THE APPLICABLE PARTY AT such party’s address set forth beneath its signature on the signature page to this Agreement OR AT SUCH OTHER ADDRESS AS SUCH PARTY MAY, BY WRITTEN NOTICE RECEIVED BY THE OTHER PARTIES, HAVE DESIGNATED AS ITS ADDRESS. THE PARTIES AGREE THAT THESE METHODS FOR SERVICE OF PROCESS ARE VALID FOR PURPOSES OF EFFECTING SERVICE OF PROCESS, AS THEY ARE EFFICIENT AND COST-EFFECTIVE ALTERNATIVES TO FORMAL SERVICE OF PROCESS (THE PARTIES MAY EFFECT SERVICE OF PROCESS IN ANY OTHER METHOD ALLOWED UNDER THE LAW IF THEY SO CHOOSE).

10.19        Waiver of Jury Trial.

EACH OF BORROWER, AGENT AND EACH LENDER, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, HEREBY EXPRESSLY, VOLUNTARILY, AND IRREVOCABLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

10.20        Patriot Act.

Each Lender that is subject to the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), and Agent (for itself and not on behalf of any Lender), hereby notifies each Loan Party that, pursuant to the requirements of the Patriot Act, such Lender and Agent are required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or Agent, as applicable, to identify each Loan Party in accordance with the Patriot Act.

10.21        Independent Nature of Relationship.

Nothing herein contained shall constitute any Loan Party and Callodine as a partnership, an association, a joint venture or any other kind of entity or legal form or constitute any party the agent of the other. No party shall hold itself out contrary to the terms of this Section 10.21 and no party shall become liable by any representation, act or omission of the other contrary to the provisions hereof. No Loan Party, Lender, nor Callodine has any fiduciary or other special relationship with the other party hereto or any of its Affiliates. The Loan Parties and Callodine agree that Callodine is not involved in or responsible for the manufacture, marketing or sale of any Product or the provision of any Service.

[Remainder of page intentionally blank; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

BORROWER:

DarioHEALTH CORP.

By:
Name:
title:

Address:

[_____________]
[_____________]
[_____________]
Email: [_____________]

With a copy to:

[_____________]
[_____________]
[_____________]
[_____________]
Attention: [_____________]
Email: [_____________]

AGENT:

CALLODINE COMMERCIAL FINANCE, LLC,
a Delaware limited liability company, as Agent

By:
Name:
title:

LENDERS:

CALLODINE PERPETUAL ABL FUND SPV, LLC

By:	Callodine Perpetual ABL Fund, LP, its Member

By:	By: Callodine Commercial Partners, LLC, its General Partner

By:
Name:
title:

CALLODINE ASSET BASED LOAN FUND II SPV, LLC

By:	Callodine Asset Based Loan Fund II, LP, its Member

By:	Callodine Commercial Partners, LLC, its General Partner

By:
Name:
title:

CELF HOLDINGS (D8) LLC

By:
Name:	Stephen Nesbitt
title:	President

Notice address for Agent and Lenders:

c/o Callodine Commercial Finance
545 Boylston St, FL 10
Boston, MA 02116
Attn: Winston Black
Email: WBlack@randcapital.com

With a copy to:

Holland & Knight LLP
One Arts Plaza
1722 Routh Street, Suite 1500
Dallas, Texas 75201
Attention: Ryan Magee
Email: Ryan.Magee@hklaw.com

ANNEX I

Commitments and Pro Rata Term Loan Shares

Lender	Tranche A Term Loan Commitment	Pro Rata Term Loan Share
Callodine Asset Based Loan Fund II SPV, LLC	$13,928,571.43	42.85714286%
Callodine Perpetual ABL Fund SPV, LLC	$13,928,571.43	42.85714286%
Callodine Specialty Income Fund	$4,642,857.14	14.28571428%
Total	$32,500,000.00	100%